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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-122668

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 18, 2005)

K-Sea Transportation Partners L.P.

950,000 Common Units
Representing Limited Partner Interests

        We are offering to sell 950,000 common units representing limited partner interests in K-Sea Transportation Partners L.P. Our common units are listed on the New York Stock Exchange under the symbol "KSP." The closing sales price of our common units on the New York Stock Exchange on October 11, 2005, was $36.90 per common unit.

        Investing in our common units involves risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement and on page 2 of the accompanying prospectus to read about factors you should consider before buying our common units.

	Per Common Unit	Total
Public offering price	$35.80	$34,010,000
Underwriting discount	$1.00	$950,000
Proceeds, before expenses, to K-Sea Transportation Partners L.P.	$34.80	$33,060,000

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

        We have granted an over-allotment option to the underwriter. Under this option, the underwriter may elect to purchase a maximum of 142,500 additional common units within 30 days following the date of this prospectus supplement to cover over-allotments.

        Delivery of the common units will be made on or about October 14, 2005.

KEYBANC CAPITAL MARKETS

The date of this prospectus supplement is October 11, 2005

        This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the description of the common unit offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of the common units in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as the information we previously filed with the Securities and Exchange Commission, or SEC, that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

Summary	S-1
Risk Factors	S-16
Use of Proceeds	S-18
Capitalization	S-19
Price Range of Common Units and Distributions	S-20
Tax Consequences	S-21
Underwriting	S-22
Legal Matters	S-24
Experts	S-24
Forward-Looking Statements	S-25
Where You Can Find More Information	S-26
Incorporation of Documents by Reference	S-26

About This Prospectus	1
Who We Are	1
The Subsidiary Guarantors	1
Risk Factors	2
Forward-Looking Statements	18
Use of Proceeds	19
Ratio of Earnings to Fixed Charges	20
Description of The Debt Securities	21
Description of The Common Units	32
Our Partnership Agreement	34
Cash Distribution Policy	49
Material Tax Consequences	58
Investment In Us By Employee Benefit Plans	71
Plan of Distribution	72
Legal Matters	73
Experts	73
Where You Can Find More Information	74
Appendix A—Glossary of Terms	A-1

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to understand fully our business and the terms of our common units, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to the "Risk Factors" section beginning on page S-16 of this prospectus supplement and on page 2 of the accompanying prospectus to determine whether an investment in our common units is appropriate for you. Unless otherwise specifically stated, the information presented in this prospectus supplement assumes that the underwriter has not exercised its option to purchase additional common units.

        As used in this prospectus supplement, unless the context otherwise indicates, the terms "we," "us," "our," and similar terms mean K-Sea Transportation Partners L.P., together with its operating subsidiaries. References to "Sea Coast" mean Sea Coast Towing, Inc.

Our Company

        We are a leading provider of refined petroleum product marine transportation, distribution and logistics services in the United States. Our fleet of 44 tank barges, 2 tankers and 25 tugboats serves a wide range of customers, including major oil companies, oil traders and refiners. With approximately 2.6 million barrels of capacity, we believe we own and operate the third-largest ocean-going tank barge fleet in the United States as measured by barrel-carrying capacity. If we complete the acquisition of Sea Coast Towing, Inc. as described below under "—Proposed Acquisition of Sea Coast Towing, Inc.," we will have approximately 3.3 million barrels of capacity, which we believe will make us the largest coastwise tank barge operator (measured by barrel-carrying capacity) in the United States. Sea Coast operates along the West Coast of the United States and Alaska, which is a new geographic area for us.

        For the fiscal year ended June 30, 2005, our fleet transported approximately 100 million barrels of refined petroleum products for our customers, including BP, Chevron, ExxonMobil and Rio Energy. We have been doing business with BP, Chevron and ExxonMobil for approximately 32, 16 and 9 years, respectively. During fiscal 2005, we derived approximately 74% of our revenue from longer-term contracts that are generally for periods of one year or more. During the year ended December 31, 2004, Sea Coast derived approximately 90% of its revenue from such contracts. Neither we nor Sea Coast assume ownership of any of the products we transport.

        We have a high-quality, well-maintained fleet. Approximately 72% of our barrel-carrying capacity is double-hulled. If we complete the Sea Coast acquisition, approximately 66% of our barrel-carrying capacity will be double-hulled. We are permitted to continue to operate our remaining single-hulled tank vessels until January 1, 2015 in compliance with the Oil Pollution Act of 1990, or OPA 90, which mandates the phase-out of all single-hull tank vessels transporting petroleum and petroleum products in U.S. waters. All of our vessels except one, and all of Sea Coast's vessels, operate under the U.S. flag, and all but three are qualified to transport cargo between U.S. ports under the Jones Act, the federal statutes that restrict foreign owners and foreign-built vessels from operating in the U.S. coastwise marine transportation industry.

        Our predecessor company was founded in 1959. In April 1999, our predecessor company was acquired from its founders by members of its senior management team and a private equity investment group. Since April 1999, when the company ceased being a family-owned business, we have acquired 31 tank vessels in 13 separate transactions, significantly increased our market share and improved operating and financial performance.

        Significant acquisitions and newbuildings since May 1999 include the following:

Date	Event	Capacity (barrels)
May 1999	Took delivery of a new tank barge	30,000
July 1999	Acquired a tank barge	20,000
October 1999	Took delivery of a new tank barge	30,000
December 1999	Acquired 10 tank barges	962,629
September 2001	Acquired a tank barge	73,024
July 2002	Took delivery of a new tank barge	102,000
February 2003	Took delivery of a new tank barge	82,000
May 2003	Acquired a tank barge	105,000
June 2003	Took delivery of a new tank barge	82,000
January 2004	Took delivery of a new tank barge	102,000
January 2004	Acquired a tank barge	140,000
December 2004	Acquired 10 tank barges	255,000
June 2005	Acquired a tank barge	80,000

Business Strategies

        Our primary business objective is to increase distributable cash flow per unit by executing the following strategies:

  •
  maintain safe, low-cost and efficient operations;

  •
  balance our fleet deployment between longer-term contracts and shorter-term business in an effort to provide stable cash flows through business cycles, while preserving flexibility to respond to changing market conditions;

  •
  maximize fleet utilization and improve productivity;

  •
  attract and maintain customers by adhering to high standards of performance, reliability and safety; and

  •
  expand our fleet through newbuildings and accretive and strategic acquisitions.

Competitive Strengths

        Our competitive strengths include:

  •
  We have a large, modern, versatile fleet that enables us to maximize utilization and provide comprehensive customer service.    We have a large and versatile tank vessel fleet of 44 tank barges, 2 tankers and 25 tugboats. We believe that our tank vessel fleet, with over 2.6 million barrels of capacity, is the third-largest ocean-going tank barge fleet in the United States. If we complete the Sea Coast acquisition, we believe that we will have the largest ocean-going tank barge fleet, with over 3.3 million barrels of capacity. Many of our tank vessels can be transitioned between clean and black oil products and among geographic locations with relative ease, giving us the flexibility and efficiency to allocate the right vessel for the right cargo assignment on a timely basis. This flexibility allows us to reduce our waiting time between charter assignments and to provide comprehensive and efficient customer service.

  •
  We have a significant percentage of double-hull tank vessels in relation to the industry average, which should benefit us given the projected decrease in tank vessel capacity due to OPA 90. Approximately 72% of our barrel-carrying capacity is double-hulled and approximately 66% of our barrel-carrying capacity will be double-hulled if we complete the Sea Coast acquisition. Without a meaningful increase in new tank vessel construction or retrofittings of existing tank vessels, we believe there will be a decrease in tank vessel supply due to OPA 90.

  •
  We have a reputation for high standards of performance, reliability and safety, which fosters long-term customer relationships with major oil companies, oil traders and refiners.    We have actively developed and maintained relationships with major oil companies, oil traders and refiners. For example, we have been doing business with BP, Chevron and ExxonMobil for approximately 32, 16 and 9 years, respectively. We believe our customers place significant importance on our established reputation for high standards of performance, reliability and safety.

  •
  We have a proven track record of successfully acquiring and integrating vessels and businesses. From April 30, 1999 through June 30, 2005, we acquired 31 tank vessels in 13 separate transactions, which increased the total barrel-carrying capacity of our fleet, net of vessel sales and retirements, from approximately 1.1 million barrels to approximately 2.6 million barrels. Over the same period, we increased the net utilization of the tank vessels we operate from 79% to 85%.

  •
  We have the financial flexibility to pursue acquisitions and other expansion opportunities through the issuance of additional common units and borrowings under our credit agreement.    After the application of the proceeds we receive from this offering, we will have approximately $56.2    million available under our revolving credit agreement. We believe the borrowings available under our credit agreement and our ability to issue additional partnership units should provide us with financial flexibility to enable us to pursue expansion and acquisition opportunities.

  •
  Our management team has extensive industry experience.    Members of our management team have, on average, more than 20 years of experience in the maritime transportation industry. Further, members of our management team have been employed by us or one of our predecessors, on average, for over 10 years. Our management team has a successful track record of achieving internal growth and completing acquisitions. We believe our management team's experience and familiarity with our industry and businesses are important assets that will assist us in implementing our business strategies and pursuing our growth strategies.

Industry

        Tank vessels, which include tank barges and tankers, are a critical link in the refined petroleum product distribution chain. Tank vessels transport gasoline, diesel fuel, heating oil, asphalt and other products from refineries and storage facilities to a variety of destinations, including other refineries, distribution terminals, power plants and ships. Although pipelines are a key component in the distribution chain, they do not reach all markets, may lack sufficient capacity to meet demand and are not capable of transporting all refined petroleum products. Trucks and rail cars are generally a less cost-effective means of transportation than tank vessels. Many areas along the East Coast and West Coast have access to refined petroleum products only by using marine transportation as a link in their distribution chain.

        We believe the following industry trends create a positive outlook for us:

  •
  Refined petroleum product consumption is rising.    Between 1997 and 2004, the average daily demand of refined petroleum products in the United States has grown at approximately 1.5% per year. The Energy Information Administration projects that refined petroleum product consumption in the United States will increase by an average of approximately 1.5% per year from 2005 to 2025.

  •
  OPA 90 requires the phase-out of all single-hull tank vessels by January 1, 2015.    Under OPA 90, approximately 27% of the current barrel-carrying capacity of the domestic tank vessel fleet must be retired or retrofitted between January 1, 2005 and January 1, 2007, and an additional approximate 39% must be retired or retrofitted at varying times between then and January 1, 2015. In the aggregate, OPA 90 mandates the retirement or retrofitting of approximately 11.9 million barrels of capacity between January 1, 2005 and January 1, 2007 and approximately 25.5 million barrels of capacity at varying times between then and January 1, 2015. We believe approximately 2.1 million barrels of newbuild capacity were under contract for construction at the end of 2004. We believe it takes approximately 12 to 24 months to design, contract for and construct a new tank barge. The phase-out of tank barges required by OPA 90, combined with the time period required to build new tank barges, will benefit existing tank barge operators with significant double-hull capacity.

  •
  The domestic tank vessel industry is consolidating.    Over the past decade, the domestic tank vessel industry has undergone meaningful consolidation through acquisitions and other arrangements among tank vessel owners. In addition, major integrated oil and gas companies, which comprise the majority of our customer base, continue to increase their focus on their core competencies, divesting tank vessel assets and outsourcing petroleum product transportation operations. The continuation of these trends would provide us with opportunities to acquire additional assets and new customers through prudent and cash flow accretive acquisitions.

  •
  Customers are placing greater emphasis on environmental and safety concerns.    Our customers are increasingly selective in their choice of tank vessel operators and place particular emphasis on strong environmental and safety records and operating performance. Customers prefer to enter into long-term contracts with tank vessel operators with exemplary environmental compliance track records.

        The domestic tank vessel industry is highly regulated. Our vessels are inspected at periodic intervals by the U.S. Coast Guard to ensure compliance with federal safety regulations. All of our coastwise vessels have been certified as being "in class" by the American Bureau of Shipping, which inspects our vessels at regularly scheduled intervals to ensure compliance with applicable classification rules and certain federal safety regulations. We also belong to and adhere to the recommendations of the American Waterways Operators Responsible Carrier Program, which is a framework for continuously improving the industry's and member companies' safety performance, and are certified to the standards of the International Safety Management system.

Our Executive Offices

        Our principal executive offices are located at 3245 Richmond Terrace, Staten Island, New York 10303, and our phone number is (718) 720-9306.

Proposed Acquisition of Sea Coast Towing, Inc.

Acquisition Overview

        On August 23, 2005, we agreed to acquire, through our operating partnership, all of the outstanding common stock of Sea Coast Towing, Inc. from Marine Resources Group, Inc. for $77 million in cash and 125,000 of our common units. We anticipate that we will fund the cash portion of the purchase price for the Sea Coast acquisition through additional long-term borrowings.

        Sea Coast is a provider of marine transportation and logistics services to major oil companies, oil traders and refiners along the West Coast of the United States and Alaska. Sea Coast operates 15 tank barges with approximately 705,000 barrels of capacity and 15 tugboats with horsepower ranging from 500 to 4,300. If completed, the acquisition of Sea Coast will represent an approximate 27% increase in the barrel-carrying capacity of our fleet to approximately 3.3 million barrels, which we believe will make us the largest coastwise tank barge operator (measured by barrel-carrying capacity) in the United States, with approximately 66% double-hulled capacity.

        We believe that the acquisition of Sea Coast will provide the following strategic benefits:

  •
  Customer Opportunities.    The Sea Coast acquisition provides us with an opportunity to expand our existing customer relationships in a new geographic market and to broaden our presence in our East Coast and Gulf of Mexico markets with the addition of Sea Coast's customers.

  •
  Diversification.    The expansion into the West Coast and Alaskan markets will provide greater geographic and customer diversity to our operations, lessening our dependence upon market conditions along the East Coast and in the Gulf of Mexico. The acquisition also provides seasonal diversity as Sea Coast's markets experience the greatest demand for petroleum products in the summer months, unlike our existing markets, which experience the greatest demand in the winter months.

  •
  Stability.    We estimate that approximately 90% of Sea Coast's contracts are for terms greater than one year, providing stability of revenue.

  •
  Favorable Market Environment.    Sea Coast's West Coast and Alaskan markets are similar to our current markets in that they are largely dependent upon marine transportation systems and have comparable regulatory and competitive characteristics. We believe that this minimizes integration risk and creates a favorable environment for the execution of our business strategies.

  •
  Distributable Cash Flow Accretion.    We anticipate that the acquisition will be immediately accretive to distributable cash flow, without considering the impact of any synergies.

        Sea Coast has a reputation for high standards of performance, reliability and safety and a highly experienced management team, almost all of whom will continue as our employees after the acquisition. If we complete the Sea Coast acquisition, our company will have the following characteristics:

	Before Sea Coast	After Sea Coast
Number of tank barges	44	59(1)
Number of tankers	2	2
Number of tugboats	25	40
Total barrel-carrying capacity	2.6 million barrels	3.3 million barrels
Double-hulled tank vessel capacity	72%	66%
Contracts with terms longer than one year	74%	84%
Geographic presence	East Coast and Gulf of Mexico	East Coast, Gulf of Mexico, West Coast and Alaska

(1)
Five of Sea Coast's tank barges are bareboated in, three of which are subject to purchase options. For more information, please read "—Sea Coast's Vessels—Tank Vessel Fleet."

        The Sea Coast purchase agreement contains customary representations, warranties and covenants, as well as customary conditions and termination rights. The Sea Coast acquisition is scheduled to close in October 2005.

Financial Information

        We have filed Sea Coast's audited historical financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 and Sea Coast's unaudited interim financial statements as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 with the SEC as exhibit 99.1 to a Current Report on Form 8-K, which was filed with the SEC on October 7, 2005 (the "Sea Coast Acquisition Form 8-K"). We have also filed unaudited pro forma condensed financial information as of June 30, 2005 and for the year ended June 30, 2005, which gives pro forma effect to the acquisition of Sea Coast, with the SEC as exhibit 99.2 to the Sea Coast Acquisition Form 8-K. The historical financial statements and pro forma financial information in the Sea Coast Acquisition Form 8-K are incorporated by reference in this prospectus supplement, and we urge you to read it in its entirety.

Sea Coast's Vessels

Tank Vessel Fleet

        At September 30, 2005, Sea Coast's fleet consisted of the following tank vessels:

Tank Vessel Fleet

Vessel	Year Built	Capacity (barrels)	Gross Tons	OPA 90 Phase-Out
Double-Hull Barges
Sasanoa	2001	81,000	5,790	N.A.
Pacific	1993	81,000	5,669	N.A.
Kays Point(1)	1999	67,000	4,720	N.A.
Cascades(1)	1993	67,000	4,721	N.A.
Puget Sounder	1992	25,000	1,870	N.A.

Subtotal		321,000	22,770

Single-Hull Barges
BB 110(1)	1976	78,000	4,754	2015
SCT 340	1983	75,000	4,395	2015
Bering Sea 344(1)	1984	75,000	5,214	2008
SCT 280	1977	48,000	3,081	2015
SCT 282	1978	48,000	3,081	2015
PM 230(1)	1983	25,000	1,610	2015
SCT 180	1980	16,250	1,053	2015
S.E.A. 76	1969	13,313	830	2015
Kitsap	1969	2,850	178	2015
Chalin	1979	2,750	206	2015

Subtotal		384,163	24,402

Total		705,163	47,172

(1)
These vessels have been bareboat chartered in by Sea Coast with terms expiring between 2007 and 2014. Three of these vessels are subject to purchase options.

Tugboat Fleet

        At September 30, 2005, Sea Coast operated the following tugboats:

Tugboat Fleet

Name	Year Built	Horsepower
Pacific Freedom(1)	1998	4,300
Pacific Wolf	1975	4,100
Sea Hawk	1978	4,000
John Brix(2)	1999	4,000
Pacific Avenger	1977	4,000
Pacific Challenger	1976	3,000
Paragon	1978	3,000
Pacific Raven	1970	3,000
Pacific Pride(3)	1989	2,500
Pacific Eagle(4)	2001	1,800
(table continued on next page)

Unimak	1972	1,800
Tiger	1966	1,700
Pacific Patriot	1981	1,700
Fidalgo	1973	1,400
Falcon(5)	1985	1,000
Sea Winch	1944	500

(1)
Built in 1969 and rebuilt in 1998.

(2)
Built in 1963 and rebuilt in 1999.

(3)
Built in 1976 and rebuilt in 1989.

(4)
Built in 1966 and rebuilt in 1985 and 2001.

(5)
Built in 1965 and rebuilt in 1985.

Sea Coast's Customers

        Sea Coast provides marine transportation services primarily to major oil companies, oil traders and refiners, including Delta Western (an affiliated company), ConocoPhillips, Shell and Petro Marine. Sea Coast's top ten customers accounted for approximately 95% of Sea Coast's voyage revenues during the year ended December 31, 2004. We have existing relationships with several of Sea Coast's major customers, including ConocoPhillips and Shell. We expect the relationship with Delta Western to continue. We estimate that approximately 90% of Sea Coast's contracts have terms of one year or longer, providing stability of revenues.

Regulation

        Sea Coast's operations are subject to significant federal, state and local regulation, the principal provisions of which are described under "Business and Properties—Regulation" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which is incorporated in this prospectus supplement by reference.

Plan of Integration

        Sea Coast presents us with an opportunity to expand into new markets that are very similar to the markets in which we currently operate. The equipment, customers, personnel and regulatory environment mirror our East Coast operations in many respects.

        Sea Coast currently functions as an independent operating subsidiary, receiving support from its parent for legal services, risk management, health insurance and corporate finance. We currently anticipate retaining all key management personnel at Sea Coast and intend to provide administrative support from our East Coast location.

        Over time, certain functions of the two companies, such as environmental and regulatory compliance, human resources, accounting and engineering will be evaluated and may create synergies and cost savings.

Partnership Structure and Management

        K-Sea General Partner GP LLC, as the general partner of K-Sea General Partner L.P., our general partner, manages our operations and activities. Our general partner is not elected by our unitholders and is not subject to re-election on a regular basis. Unitholders are not entitled to elect the directors of K-Sea General Partner GP LLC or directly or indirectly participate in our management or operations. Our general partner has sole responsibility for conducting our business and for managing our operations. We conduct operations through, and our operating assets are owned by, our indirect operating subsidiaries. We own our indirect operating subsidiaries through our operating partnership, K-Sea Operating Partnership L.P. K-Sea Transportation, Inc. employs all of our shore-based and seagoing personnel.

        Our general partner does not receive any management fee or other compensation in connection with its management of our business, but is entitled to reimbursement for all direct and indirect expenses incurred on our behalf.

        Upon consummation of this offering:

  •
  There will be 5,617,250 publicly held common units outstanding representing an aggregate 56.3% limited partner interest;

  •
  EW Transportation LLC along with its subsidiaries will own 4,165,000 subordinated units representing an aggregate 41.7% limited partner interest; and

  •
  Our general partner will continue to own a 2.0% general partner interest in us and all of the incentive distribution rights.

        The chart on the following page depicts our organization and ownership as of the date of this prospectus supplement after giving effect to this offering and assuming no exercise of the underwriter's over-allotment option.

Organizational Structure of K-Sea Transportation Partners L.P.

Individual investors and funds managed by Jefferies Capital Partners/ FS Private Investments LLC
100% Ownership Interest
KSP Investors A/ B/ C and Management
Public Unitholders
5,617,250 Common Units
56.3% Limited Partner Interest
100% Ownership Interest
100% Ownership Interest
K-Sea General Partner GP LLC
EW Transportation LLC
2,983,182 Subordinated Units
99.99% Limited Partner Interest
0.01% General Partner Interest
100% Ownership Interest
29.9% Limited Partner Interest
K-Sea General Partner, L.P.
(the General Partner)
Incentive Distribution Rights
Subsidiaries of EW Transportation LLC
1,181,818 Subordinated Units
2.0% General Partner Interest
11.8% Limited Partner Interest
K-Sea Transportation Partners, L.P.
(the Partnership)
100% Ownership Interest
K-Sea OLP GP, LLC
99.99% Limited Partner Interest
0.01% General Partner Interest
K-Sea Operating Partnership L.P.
(the Operating Partnership)
100% Ownership Interest
K-Sea Transportation Inc. and other subsidiaries
Sea Coast Transportation LLC
(Proposed)

The Offering

Issuer	K-Sea Transportation Partners L.P.
Common Units Offered by Us	950,000 common units.
Units Outstanding After this Offering	5,617,250 common units and 4,165,000 subordinated units.
Use of Proceeds
The net proceeds from this offering will be used to repay approximately $33.1 million of indebtedness outstanding under our revolving credit agreement. An affiliate of the underwriter is a lender under our revolving credit agreement and will receive greater than 10% of the net proceeds of this offering through our partial repayment of that facility. Please read "Underwriting."

We will use the net proceeds from any exercise of the underwriter's option to purchase additional common units to repay additional amounts outstanding under our revolving credit agreement or for general partnership purposes.
Cash Distributions
We intend to make minimum quarterly distributions of $0.50 per common unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we will pay any cash distributions we make each quarter in the following manner:
• first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.50 plus any arrearages from prior quarters;
• second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.50; and
• third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received an aggregate distribution of $0.55.

If cash distributions exceed $0.55 per unit in a quarter, our general partner will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions."

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner in its discretion to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as "available cash." The amount of available cash may be greater than or less than the minimum quarterly distribution. For a description of our cash distribution policy, please read "Cash Distribution Policy" in the accompanying prospectus.

Subordination Period
During the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distributions plus any arrearages from prior quarters. The subordination period will end once we meet the financial tests in the partnership agreement, but it generally cannot end before December 31, 2008.
When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.
Early Conversion of Subordinated Units
If we meet the financial tests described in the partnership agreement for any three consecutive four-quarter periods ending on or after December 31, 2006, 25% of the subordinated units will convert into common units. If we meet these tests for any three consecutive four-quarter periods ending on or after December 31, 2007, an additional 25% of the subordinated units will convert into common units. The second early conversion of the subordinated units may not occur until at least one year after the first early conversion.
Estimated Ratio of Taxable Income to Distributions
We estimate that if you hold the common units you purchase in this offering through the record date for distribution with respect to the fourth quarter of 2008, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. Please read "Tax Consequences "in this prospectus supplement for the basis of this estimate.
New York Stock Exchange symbol	KSP
Underwriting	For a discussion of the underwriting arrangements with respect to the offering, please read "Underwriting."

Summary Historical Financial and Operating Data

        The following table shows summary historical financial and operating data for K-Sea Transportation Partners and its predecessor, EW Transportation LLC, as of and for the dates and periods indicated. On January 14, 2004, EW Transportation LLC contributed assets and liabilities constituting its business to us in connection with our initial public offering of common units. Therefore, the summary historical financial and operating data presented below are for EW Transportation LLC for all periods prior to January 14, 2004.

        The following table presents two financial measures, net voyage revenue and EBITDA, which we use in our business. These financial measures are not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain these measures below and reconcile them to their most directly comparable financial measures calculated and presented in accordance with GAAP in "—Non-GAAP Financial Measures" below.

        The summary historical financial information for K-Sea Transportation Partners as of and for the years ended June 30, 2003, 2004 and 2005 was derived from our and our predecessor's audited financial statements. The summary historical financial and operating data should be read in conjunction with the following documents that are incorporated by reference into this prospectus supplement:

  •
  our audited historical consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which appear in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005;

  •
  the audited historical financial statements, including the notes thereto, for Sea Coast, which were filed as exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on October 7, 2005; and

  •
  our unaudited pro forma condensed financial statements, including the notes thereto, which give effect to the proposed acquisition of Sea Coast, that were filed as exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on October 7, 2005.

	Years Ended June 30,
	2003	2004	2005
	(in thousands, except per unit and operating data)
Income Statement Data:
Voyage revenue	$83,942	$93,899	$118,811
Bareboat charter and other revenue	3,753	1,900	2,583

Total revenues	87,695	95,799	121,394
Voyage expenses	14,151	16,339	24,220
Vessel operating expenses	36,326	38,809	49,296
General and administrative expenses	7,047	8,149	11,163
Depreciation and amortization	16,293	18,643	21,399
Net (gain) loss on sale of vessels	(275)	255	(264)

Total operating expenses	73,542	82,195	105,814

Operating income	14,153	13,604	15,580
Interest expense (income), net	8,808	6,370	5,949
Net loss (gain) on reduction of debt(1)	4	3,158	1,359
Other (income) expense, net	29	(253)	(27)

Income before provision (benefit) for income taxes	5,312	4,329	8,299
Provision (benefit) for income taxes(2)	340	(16,845)	163

Net income	$4,972	$21,174	$8,136

Net income per unit—basic	$1.03	$2.26	$0.95
—diluted	$1.03	$2.25	$0.95
Balance Sheet Data (at year end):
Vessels and equipment, net	$145,520	$193,646	$235,490
Total assets	178,328	228,144	273,262
Total debt	114,003	78,817	114,005
Partners' capital/members' equity	41,290	135,698	141,940
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$13,235	$17,825	$24,428
Investing activities	(240)	(59,167)	(55,901)
Financing activities	(12,984)	41,695	31,182
Other Financial Data:
Net voyage revenue	$69,791	$77,560	$94,591
EBITDA	30,417	32,500	37,006
Capital expenditures(3):
Maintenance	$8,389	$7,957	$8,024
Expansion	7,814	52,747	39,337

Total	$16,203	$60,704	$47,361

Construction of tank vessels	$18,703	$16,512	$16,816

Operating Data:
Number of tank barges (at period end)	35	34	44
Number of tankers (at period end)	3	2	2
Number of tugboats (at period end)	18	19	25
Total barrel-carrying capacity (in thousands at period end)	2,309	2,410	2,561
Net utilization(4)	87%	86%	85%
Average daily rate(5)	$7,468	$8,095	$8,734

(1)
Fiscal 2004 includes a $3.2 million loss on prepayment of certain EW Transportation LLC debt using proceeds of our initial public offering. Fiscal 2005 includes a $1.4 million loss in connection with a refinancing of our revolving credit facility and repayment of certain term loans.

(2)
Fiscal 2004 includes a non-cash tax benefit of $17.6 million solely attributable to a reduction in deferred taxes resulting from the change in income tax status of the assets and liabilities constituting the business of EW Transportation LLC that were transferred to us at the date of the initial public offering.

(3)
We define maintenance capital expenditures as capital expenditures required to maintain, over the long term, the operating capacity of our fleet, and expansion capital expenditures as those capital expenditures that increase, over the long term, the operating capacity of our fleet. Examples of maintenance capital expenditures include costs related to drydocking a vessel, retrofitting an existing vessel or acquiring a new vessel to the extent such expenditures maintain the operating capacity of our fleet. Expenditures made in connection with our tank vessel newbuilding program were considered maintenance capital expenditures as they were made to replace capacity scheduled to phase out under OPA 90; however, because they were non-routine in nature they are included separately in the above table under "Construction of tank vessels." Generally, expenditures for construction of tank vessels in progress are not included as capital expenditures until such vessels are completed. Capital expenditures associated with retrofitting an existing vessel, or acquiring a new vessel, which increase the operating capacity of our fleet over the long term whether through increasing our aggregate barrel-carrying capacity, improving the operational performance of a vessel or otherwise, are classified as expansion capital expenditures. Drydocking expenditures are more extensive in nature than normal routine maintenance and, therefore, are capitalized and amortized over three years. For more information regarding our accounting treatment of drydocking expenditures, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Amortization of Drydocking Expenditures" and our audited consolidated financial information incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

(4)
"Net utilization" is a percentage equal to the total number of days actually worked by a tank vessel or group of tank vessels during a defined period, divided by the number of calendar days in the period multiplied by the total number of tank vessels operating or in drydock during that period.

(5)
"Average daily rate" equals the net voyage revenue earned by a tank vessel or group of tank vessels during a defined period, divided by the total number of days actually worked by that tank vessel or group of tank vessels during that period.

Non-GAAP Financial Measures

        We derive our voyage revenue from time charters, contracts of affreightment and voyage charters, which are described in more detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—General," which is incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended June 30, 2005. One of the principal distinctions among these types of contracts is whether the vessel operator or the customer pays for voyage expenses, which include fuel, port charges, pilot fees, tank cleaning costs and canal tolls. Some voyage expenses are fixed, and the remainder can be estimated. If we, as the vessel operator, pay the voyage expenses, we typically pass these expenses on to our customers by charging higher rates under the contract or rebilling such expenses to them. As a result, although voyage revenue from different types of contracts may vary, the net revenue that remains after subtracting voyage expenses, which we call net voyage revenue, is comparable across the different types of contracts. Therefore, we principally use net voyage revenue, rather than voyage revenue, when comparing performance in different periods.

        EBITDA is defined as net income (loss) before depreciation and amortization, interest expense, net loss on reduction of debt and provision (benefit) for income taxes. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

  •
  our operating performance and return on invested capital as compared to those of other companies in the marine transportation business, without regard to financing methods and capital structure; and

  •
  our compliance with certain financial covenants included in our debt agreements.

        EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

        The following table presents a reconciliation of the non-GAAP financial measures of net voyage revenue and EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated.

	Years Ended June 30,
	2003	2004	2005
	(in thousands)
Reconciliation of "Net voyage revenue" to "Voyage revenue":
Voyage revenue	$83,942	$93,899	$118,811
Voyage expenses	14,151	16,339	24,220

Net voyage revenue	$69,791	$77,560	$94,591

Reconciliation of "EBITDA" to "Net Income":
Net income (loss)	$4,972	$21,174	$8,136
Depreciation and amortization	16,293	18,643	21,399
Interest expense, net	8,808	6,370	5,949
Net loss on reduction of debt	4	3,158	1,359
Provision (benefit) for income taxes	340	(16,845)	163

EBITDA	$30,417	$32,500	$37,006

Reconciliation of "EBITDA" to "Net cash provided by operating activities"
Net cash provided by operating activities	$13,235	$17,825	$24,428
Payment of drydocking expenditures	7,491	7,011	7,654
Interest paid	8,247	5,263	5,323
Income taxes paid	2	7	55
(Increase) decrease in operating working capital	1,716	2,733	(361)
Other, net	(274)	(339)	(93)

EBITDA	$30,417	$32,500	$37,006

RISK FACTORS

        You should read carefully the discussion of the material risks relating to our business under the caption "Risk Factors" beginning on page 2 of the accompanying prospectus, as well as those risks discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment.

We may not be able to consummate the acquisition of Sea Coast Towing, Inc. which could adversely affect our business operations.

        In order to consummate the Sea Coast acquisition, we must obtain certain approvals and consents in a timely manner. If these approvals are not received, or they are not received on terms that satisfy the conditions set forth in the purchase agreement, then we will not be obligated to complete the acquisition. In addition, the purchase agreement contains customary and other closing conditions, which may not be satisfied or waived. If we are unable to consummate the acquisition, we would be subject to a number of risks, including the following:

  •
  we would not realize the benefits of the proposed acquisition;

  •
  we will incur and will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the acquisition whether or not it is consummated; and

  •
  our business and operations may be harmed to the extent that customers, suppliers and others believe that we cannot effectively compete in the marketplace without the acquisition or there is customer or employee uncertainty surrounding the future direction of our service offerings and strategy.

        The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully integrate the operations of Sea Coast Towing with our current operations.

        If we consummate the acquisition of Sea Coast, the integration of Sea Coast with our current operations will be a complex, time consuming and costly process. Failure to timely and successfully integrate Sea Coast may have a material adverse effect on our business, financial condition and results of operations. The difficulties of integrating Sea Coast will present challenges to our management including:

  •
  operating a significantly larger combined company with operations in geographic areas in which we have not previously operated;

  •
  managing relationships with new customers for whom we have not previously provided services;

  •
  integrating personnel with diverse backgrounds and organizational cultures;

  •
  experiencing operational interruptions or the loss of key employees, customers or suppliers;

  •
  assessing the internal controls and procedures for the combined entity that we are required to maintain under the Sarbanes-Oxley Act of 2002; and

  •
  consolidating other corporate and administrative functions.

        We will also be exposed to risks that are commonly associated with transactions similar to this acquisition, such as unanticipated liabilities and costs, some of which may be material, and diversion of management's attention. As a result, the anticipated benefits of the acquisition may not be fully realized, if at all.

Sea Coast relies on a limited number of customers for a significant portion of its revenues. The loss of any of these customers could adversely affect Sea Coast's business, financial condition and results of operations.

        Sea Coast's customers consist primarily of major oil companies, oil traders and refineries. The portion of its revenues attributable to any single customer changes over time, depending on the level of relevant activity by the customer, its ability to meet the customer's needs and other factors, many of which are beyond its control. Four customers accounted for approximately 70% of Sea Coast's consolidated revenues for the year ended December 31, 2004. If Sea Coast were to lose any of these customers or if any of these customers significantly reduced its use of Sea Coast's services, Sea Coast's business, financial condition and results of operations could be adversely affected.

The Sea Coast business, like our business, is subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

        Increasingly stringent federal, state and local laws and regulations governing worker health and safety and the manning, construction and operation of vessels significantly affect our and Sea Coast's operations. Many aspects of the marine industry are subject to extensive governmental regulation by the U.S. Coast Guard, the National Transportation Safety Board, the U.S. Customs Service and the U.S. Maritime Administration, or MARAD, and to regulation by private industry organizations such as the American Bureau of Shipping. The U.S. Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The U.S. Coast Guard is authorized to inspect vessels at will.

        Sea Coast's operations, like our operations, are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment or operational changes. Failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA 90, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Additionally, an oil spill could result in significant liability, including fines, penalties, criminal liability and costs for natural resource damages. The potential for these releases could increase as we increase our fleet capacity through the acquisition of Sea Coast or otherwise. Most states bordering on a navigable waterway have enacted legislation providing for potentially unlimited liability for the discharge of pollutants within their waters.

USE OF PROCEEDS

        We will receive net proceeds of approximately $33.1 million from the sale of the 950,000 common units we are offering after deducting the underwriting discount but before offering expenses. The net proceeds from this offering will be used to repay approximately $33.1 million of indebtedness outstanding under our revolving credit agreement. As of June 30, 2005, we had $47.1 million in borrowings and $6.5 million in stand-by letters of credit outstanding under our revolving credit agreement.

        KeyBank National Association, an affiliate of KeyBanc Capital Markets, a division of McDonald Investments Inc., the underwriter of this offering, serves as administrative agent and is a lender under our revolving credit agreement, for which it receives customary compensation. Accordingly, KeyBanc National Association will receive greater than 10% of the net proceeds of this offering through our partial repayment of the revolving credit agreement. Please read "Underwriting."

        As of June 30, 2005, borrowings under our revolving credit agreement bore interest at a weighted average interest rate of 5.125%. The revolving credit agreement matures in March 2010.

        We will use the proceeds from any exercise of the underwriter's over-allotment option to repay additional amounts outstanding under our revolving credit agreement or for general partnership purposes.

        The closing of this offering is not contingent upon the closing of the Sea Coast acquisition. Accordingly, if you decide to purchase common units from us, you should be willing to do so whether or not we complete the acquisition of Sea Coast.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2005 on an historical basis and on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom.

        The closing of this common unit offering is not contingent upon the closing of the acquisition of Sea Coast.

        The historical data in the table is derived from and should be read in conjunction with our historical financial statements, including accompanying notes, incorporated by reference in this prospectus supplement. You should also read this table in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto, which are incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended June 30, 2005. This table does not reflect the issuance of up to 142,500 common units that we may sell to the underwriter upon exercise of its over-allotment option, the proceeds of which will be used to repay indebtedness outstanding under our revolving credit agreement or for general partnership purposes.

	As of June 30, 2005
	Actual	As Adjusted
	(in thousands)
Long-term debt, including current portion:
Revolving credit agreement	$47,112	$14,052
Term loans	29,484	29,484
Title XI bonds	37,409	37,409

Total long-term debt	114,005	80,945

Partners' capital:
Common unitholders	$96,842	$129,902
Subordinated unitholders	43,688	43,688
General partner interest	1,410	2,104

Total partners' capital	$141,940	$175,694

Total capitalization	$255,945	$256,639

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units have been listed on the New York Stock Exchange under the symbol "KSP" since January 9, 2004. Prior to January 9, 2004, our equity securities were not publicly traded.

        As of September 30, 2005, there were 4,667,250 outstanding common units, representing an aggregate 52.8% limited partner interest in us. The following table sets forth, for the periods indicated, the high and low closing sales prices per common unit, as reported on the New York Stock Exchange, and the amount of quarterly cash distributions declared per unit. The closing sales price of our common units on the New York Stock Exchange on October 11, 2005, was $36.90 per common unit.

	Closing Sales Price Ranges
			Cash Distribution(1)
	High	Low
Fiscal Year ending June 30, 2006
Second Quarter (through October 11, 2005)	$37.25	$36.35	N/A	(2)
First Quarter	$40.25	$34.15	N/A	(2)
Fiscal Year ended June 30, 2005
Fourth Quarter	$37.00	$30.87	$0.560
Third Quarter	$37.88	$33.16	$0.540
Second Quarter	$35.21	$29.74	$0.540
First Quarter	$32.00	$25.55	$0.540
Fiscal Year ended June 30, 2004
Fourth Quarter	$28.95	$24.11	$0.525
Third Quarter (from January 14, 2004 through March 31, 2004)	$29.64	$23.50	$0.430	(3)

(1)
Distributions are shown for the quarter with respect to which they were declared. Cash distributions were declared and paid within 45 days following the close of each quarter.

(2)
We expect to declare and pay a cash distribution within 45 days following the end of the quarter.

(3)
The distribution for the third quarter of fiscal 2004 represents a pro rated distribution of $0.50 per common and subordinated unit for the period from January 14, 2004, the closing date of our initial public offering, through March 31, 2004.

TAX CONSEQUENCES

        The United States tax consequences to you of an investment in common units will depend in part on your own tax circumstances. For a discussion of the principal United States federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read "Material Tax Consequences" beginning on page 58 of the accompanying prospectus. You are urged to consult your own tax advisor about the United States federal, state and local tax consequences peculiar to your circumstances.

        We estimate that if you purchase common units in this offering and hold those common units through the record date for the distribution with respect to the fourth calendar quarter of 2008, then you will be allocated, on a cumulative basis, an amount of United States federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. We anticipate that thereafter the ratio of taxable income allocable to cash distributions to you will increase. These estimates are based on the assumption that our available cash for distributions will approximate the amount required to distribute cash to the holders of common units in an amount equal to the quarterly distribution of $0.56 per unit throughout the referenced period and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties, all of which are beyond our control. Furthermore, these estimates are based on current tax law and tax reporting positions that we have adopted or intend to adopt and with which the IRS could disagree. Accordingly, these estimates may not prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units. See "Material Tax Consequences" beginning on page 58 of the accompanying prospectus.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement with KeyBanc Capital Markets, a division of McDonald Investments Inc., which we will file as an exhibit to our Current Report on Form 8-K, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 950,000 common units.

        Under the terms of the underwriting agreement, the underwriter is committed to purchase all of these common units if any common units are purchased. If the underwriter defaults, the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

        The underwriting agreement provides that the underwriter's obligations to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriter are true, that there is no material change in the financial markets and that we deliver to the underwriter customary closing documents.

        The underwriter proposes to offer the common units directly to the public at $35.80 per common unit and to certain dealers at such price less a concession not in excess of $0.60 per common unit. The underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 per common unit to other dealers. If all of the common units are not sold at the public offering price, the representatives of the underwriter may change the public offering price and the other selling terms.

        We intend to distribute and deliver this prospectus supplement and the accompanying prospectus by hand or by mail only and not by electronic delivery. Also, we intend to use printed prospectuses only and not other forms of prospectuses.

        We have granted the underwriter an option to purchase up to 142,500 additional common units from us at the public offering price less the underwriting discount. The underwriter may exercise the option for 30 days from the date of this prospectus supplement solely to cover any over-allotments.

        The following table shows the per unit and total underwriting discount that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional common units.

	Per Common Unit	Total Without Option Exercised	Total With Option Exercised
Public offering price	$35.80	$34,010,000	$39,111,500
Underwriting discount payable by us(1)	$1.00	$950,000	$1,092,500
Proceeds (before expenses) to us	$34.80	$33,060,000	$38,019,000

(1)
The underwriting discount is $1.00 per common unit, or approximately 2.8%.

        We estimate that the total expenses related to this offering payable by us, excluding underwriting discounts and commissions, will be approximately $300,000.

        We, our executive officers and directors have agreed with the underwriter, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, not to offer, sell, hedge or otherwise dispose of any common units or any securities convertible into or exchangeable for common units, without the prior written consent of McDonald Investments Inc. McDonald Investments Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. When determining whether to release securities from the lock-up agreements, McDonald Investments Inc. may consider, among other factors, market conditions at the time, the number of securities for which the release is requested and the unitholder's reasons for requesting the release.

        Until the distribution of common units is completed, SEC rules may limit the underwriter from bidding for and purchasing our common units. However, the underwriter may engage in transactions that stabilize the price of the common units, such as bids or purchases of common units in the open market while this offering is in progress to peg, fix, or maintain that price. These transactions also may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of common units than it is required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriter's option to purchase additional common units from us. The underwriter may reduce that short position by purchasing common units in the open market or by exercising all or part of the over-allotment option described above. In determining the source of common units to close out the covered short position, the underwriter will consider, among other things, the price of units available for purchase in the open market as compared to the price at which it may purchase additional common units pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering.

        Neither we nor the underwriter make any representation or prediction as to the effect the transactions described above may have on the price of the common units. Any of these activities may have the effect of preventing or retarding a decline in the market price of our common units. They may also cause the price of our common units to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them without notice at any time.

        Our common units are traded on the New York Stock Exchange under the symbol "KSP."

        KeyBank National Association and other affiliates of McDonald Investments Inc. have investment discretion over accounts which may include our common units. In addition, the underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other transactions with us and perform services for us in the ordinary course of their business. They have received customary fees and commissions for those transactions. In the course of their businesses, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans.

        KeyBank National Association, an affiliate of KeyBanc Capital Markets, a division of McDonald Investments Inc., is a lender under our revolving credit agreement, and will receive greater than 10% of the net proceeds of this offering through our partial repayment of that facility. Accordingly, this offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering as a bona fide independent market (as defined in the NASD's Conduct Rules) exists in our common units.

        Because the NASD views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        On September 8, 2005, we initiated a private offering of up to 1,000,000 of our common units. We engaged KeyBanc Capital Markets, a division of McDonald Investments Inc., as our exclusive placement agent with respect to the private offering which was only made to "accredited investors" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. We abandoned the private offering on September 27, 2005. Any offers to buy or indications of interest given in the private offering were rejected or otherwise not accepted. This prospectus supplement and the accompanying prospectus supersedes any offering materials used in the private offering.

LEGAL MATTERS

        Baker Botts L.L.P. will issue opinions about the validity of the common units offered hereby and various other legal matters in connection with the offering on our behalf. Andrews Kurth LLP will pass upon certain legal matters in connection with the offering on behalf of the underwriters.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of K-Sea Transportation Partners L.P. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of K-Sea Transportation Partners L.P. for the year ended June 30, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited historical financial statements of Sea Coast Towing, Inc. included in K-Sea Transportation Partners L.P.'s Current Report on Form 8-K dated October 7, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Sea Coast Towing, Inc.'s related party transactions as described in Note 1, Note 10 and Note 11 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference that are not historical facts (including statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we may from time to time make other oral or written statements that are also forward-looking statements. Forward-looking statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should" and other words and terms of similar meaning.

        Forward-looking statements appear in a number of places in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference and include statements with respect to, among other things:

  •
  our ability to pay distributions;

  •
  the benefits to be derived from our proposed acquisition of Sea Coast, including our ability to apply our current business strategies in new geographic markets, platforms for future growth, possible synergies with our existing business, the benefits of geographic and seasonal diversity, and possible accretion in our distributable cash flow;

  •
  the expected closing of our proposed acquisition of Sea Coast;

  •
  the expected source of funds for financing the proposed acquisition of Sea Coast;

  •
  planned capital expenditures and availability of capital resources to fund capital expenditures;

  •
  our expected cost of complying with the Oil Pollution Act of 1990;

  •
  estimated future expenditures for drydocking and maintenance of our tank vessels' operating capacity;

  •
  our plans for the retirement or retrofitting of tank vessels and the expected delivery, and cost, of newbuild vessels;

  •
  the integration of recent and proposed acquisitions of tank barges and tugboats, including the timing, effects and benefits thereof;

  •
  expected decreases in the supply of domestic tank vessels;

  •
  expected demand in the domestic tank vessel market in general and the demand for our tank vessels in particular;

  •
  the adequacy of our insurance;

  •
  the likelihood that pipelines will be built that compete with us;

  •
  the effect of new or existing regulations or requirements on our financial position;

  •
  our future financial condition or results of operations and our future revenues and expenses;

  •
  our business strategies and other plans and objectives for future operations;

  •
  our future financial exposure to lawsuits currently pending against EW Transportation LLC and its predecessors; and

  •
  any other statements that are not historical facts.

        These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

        Important factors that could cause our actual results of operations or our actual financial condition to differ from our expectations are described under "Risk Factors" beginning on page S-16 of this prospectus supplement and on page 2 of the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act that registers the common units offered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement and until the termination of this offering:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2005;

  •
  Current Reports on Form 8-K dated August 23, 2005 (except for Item 7.01 thereof and the related exhibit), September 30, 2005 and October 7, 2005; and

  •
  The description of our common units contained in our registration statement on Form 8-A (File No. 1-31920), filed on December 4, 2003, and any subsequent amendment thereto filed for the purpose of updating such description.

        You may request a copy of any document incorporated by reference into this prospectus supplement and the accompanying prospectus, at no cost, by writing or calling us at the following address:

Investor Relations
K-Sea Transportation Partners L.P.
3245 Richmond Terrace
Staten Island, New York 10303
(718) 720-9306

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

        Our website address is www.k-sea.com. The information contained on our website is not part of this prospectus supplement.

PROSPECTUS

$300,000,000

K-Sea Transportation Partners L.P.

COMMON UNITS
DEBT SECURITIES

K-Sea Operating Partnership L.P.

DEBT SECURITIES

        The following securities may be offered under this prospectus:

  •
  Common units representing limited partner interests in K-Sea Transportation Partners L.P.;

  •
  Debt securities of K-Sea Transportation Partners L.P.; and

  •
  Debt securities of K-Sea Operating Partnership L.P.

        The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $300,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The common units are traded on the New York Stock Exchange under the symbol "KSP."

        You should read this prospectus and the prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

        Investing in our securities involves risk. You should carefully consider the risk factors described under "Risk Factors" beginning on page 2 of this prospectus before you make any investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2005

ABOUT THIS PROSPECTUS	1
WHO WE ARE	1
THE SUBSIDIARY GUARANTORS	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	19
RATIO OF EARNINGS TO FIXED CHARGES	20
DESCRIPTION OF THE DEBT SECURITIES	21
DESCRIPTION OF THE COMMON UNITS	32
OUR PARTNERSHIP AGREEMENT	34
CASH DISTRIBUTION POLICY	49
MATERIAL TAX CONSEQUENCES	58
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS	71
PLAN OF DISTRIBUTION	72
LEGAL MATTERS	73
EXPERTS	73
WHERE YOU CAN FIND MORE INFORMATION	74
APPENDIX A—GLOSSARY OF TERMS	A-1

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell, in one or more offerings, up to $300,000,000 in total aggregate offering price of securities described in this prospectus. This prospectus provides you with a general description of us and the securities offered under this prospectus.

        Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."

        As used in this prospectus, "we," "us" and "our" and similar terms mean either or both of K-Sea Transportation Partners L.P. and K-Sea Operating Partnership L.P. and their subsidiaries, unless the context indicates otherwise.

WHO WE ARE

        We are a publicly traded Delaware limited partnership formed in July 2003 in connection with our initial public offering, which was completed in January 2004. Our business activities are conducted through our subsidiary, K-Sea Operating Partnership L.P., a Delaware limited partnership which we refer to as the "operating partnership," and the subsidiaries of the operating partnership. We are a leading provider of refined petroleum product marine transportation, distribution and logistics services in the northeastern United States and Gulf of Mexico. Our fleet of 42 tank barges, 2 tankers and 26 tugboats serves a wide range of customers, including major oil companies, oil traders and refiners. With 2.5 million barrels of capacity, we believe we own and operate the third-largest ocean-going tank barge fleet in the United States as measured by barrel-carrying capacity.

        Our general partner, K-Sea General Partner L.P., is a Delaware limited partnership whose general partner is K-Sea General Partner GP, LLC, a Delaware limited liability company. Our general partner is managed by its general partner, K-Sea General Partner GP, LLC, which has ultimate responsibility for conducting our business and managing our operations.

        Our executive offices are located at 3245 Richmond Terrace, Staten Island, New York 10303, and our telephone number is (718) 720-9306.

THE SUBSIDIARY GUARANTORS

        K-Sea Transportation Partners L.P. will, and K-Sea Transportation Inc., Norfolk Environmental Services, Inc., K-Sea Acquisition1, LLC and/or K-Sea Acquisition2, LLC may fully and unconditionally guarantee any series of debt securities of K-Sea Operating Partnership L.P. offered by this prospectus, as set forth in a related prospectus supplement. K-Sea Operating Partnership L.P., K-Sea Transportation Inc. Norfolk Environmental Services, Inc., K-Sea Acquisition1, LLC and/or K-Sea Acquisition2, LLC may fully and unconditionally guarantee any series of debt securities of K-Sea Transportation Partners L.P. offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, the term "Subsidiary Guarantors" with respect to a series of debt securities means K-Sea Transportation Inc., Norfolk Environmental Services, Inc., K-Sea Acquisition1, LLC and/or K-Sea Acquisition2, LLC to the extent that any such entity guarantees such series of debt securities and also includes K-Sea Operating Partnership L.P. when discussing subsidiary guarantees of the debt securities of K-Sea Transportation Partners L.P. if K-Sea Operating Partnership L.P. has guaranteed such series of debt securities. The term "Guarantor" means K-Sea Transportation Partners L.P. in its role as guarantor of the debt securities of K-Sea Operating Partnership L.P. The applicable prospectus supplement will name the Subsidiary Guarantors, if any, for that series of debt securities and will describe the terms of the guarantee by the Subsidiary Guarantors.

RISK FACTORS

        An investment in the securities involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document in evaluating an investment in the securities.

        If any of the following risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, we may be unable to make distributions to our unitholders or pay interest of, or the principal on, any debt securities, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

Our business would be adversely affected if we failed to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed.

        We are subject to the Jones Act and other federal laws that restrict maritime transportation between points in the United States to vessels built and registered in the United States and owned and manned by U.S. citizens. We are responsible for monitoring the ownership of our common units and other partnership interests. If we do not comply with these restrictions, we would be prohibited from operating our vessels in U.S. coastwise trade, and under certain circumstances we would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for our vessels, fines or forfeiture of the vessels.

        During the past several years, interest groups have lobbied Congress to repeal the Jones Act to facilitate foreign flag competition for trades and cargoes currently reserved for U.S.-flag vessels under the Jones Act and cargo preference laws. We believe that continued efforts will be made to modify or repeal the Jones Act and cargo preference laws currently benefiting U.S.-flag vessels. If these efforts are successful, it could result in increased competition, which could reduce our revenues and cash available for distribution.

We must make substantial expenditures to maintain the operating capacity of our fleet, which will reduce our cash available for distribution.

        We must make substantial capital expenditures, including drydocking expenses and the replacement or retrofitting of our single-hull vessels under the Oil Pollution Act of 1990, or OPA 90, to maintain the operating capacity of our fleet. We expect to spend an average of approximately $9.3 million per year in drydocking and other general capital expenditures to maintain our operating capacity, which amount excludes the ten tank barges and seven tugboats we purchased in December 2004. Management is reviewing the estimated annual cost of drydocking these recently acquired vessels and will update the total annual drydocking estimate during the quarter ending June 30, 2005.

        Prior to January 1, 2015, we intend to retire or retrofit 21 single-hull vessels, which represent approximately 29% of our barrel-carrying capacity as of January 1, 2005. We estimate that the current cost to replace the 29% of our operating capacity of those tank vessels with newbuildings and retrofits ranges from $53.0 million to $60.0 million. This capacity can also be replaced by acquiring existing double-hull tank vessels as opportunities arise, retrofitting existing vessels, or both. At the time we make these expenditures, the actual cost could be higher due to inflation and other factors.

        Please read "In calculating our available cash from operating surplus each quarter, we are required to deduct estimated maintenance capital expenditures, which may result in less cash available for distribution to unitholders than if actual maintenance capital expenditures were deducted" for information about our requirement to deduct estimated maintenance capital expenditures in calculating our available cash from operating surplus.

Capital expenditures and other costs necessary to operate and maintain a vessel vary depending on the age of the vessel and changes in governmental regulations, safety or other equipment standards.

        Capital expenditures and other costs necessary to operate and maintain a vessel increase with the age of the vessel. In addition, changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. For example, we may be required to make significant expenditures for alterations or the addition of new equipment to satisfy requirements of the U.S. Coast Guard and the American Bureau of Shipping. In addition, we may be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues, in order to make such alterations or to add such equipment. In the future, market conditions may not justify these expenditures or enable us to operate our older vessels profitably during the remainder of their economic lives.

        In order to fund these capital expenditures, we will either incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets for future offerings may be limited by our financial condition at the time as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures would limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business and on our ability to make distributions to unitholders.

A decline in demand for, and level of consumption of, refined petroleum products, particularly in the East Coast and Gulf Coast regions, could cause demand for tank vessel capacity and charter rates to decline, which would decrease our revenues and profitability.

        The demand for tank vessel capacity is influenced by the demand for refined petroleum products and other factors, including:

  •
  global and regional economic and political conditions;

  •
  developments in international trade;

  •
  changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

  •
  environmental concerns; and

  •
  competition from alternative sources of energy, such as natural gas, and alternate transportation methods.

Any of these factors could adversely affect the demand for tank vessel capacity and charter rates. Any decrease in demand for tank vessel capacity or decrease in charter rates could adversely affect our business, financial condition and results of operations.

        In addition, we operate our tank vessels in the East Coast and Gulf Coast regions, markets that have historically exhibited seasonal variations in demand and, as a result, in charter rates. Movements of certain clean oil products, such as motor fuels, generally increase during the summer driving season. Movements of black oil products and certain clean oil products, such as heating oil, generally increase during the winter months, while movements of asphalt products generally increase in the spring through fall months. Unseasonably mild winters, such as the winter of 2001, result in significantly lower demand for heating oil in the northeastern United States, which is a significant market for our tank barge services. In addition, unpredictable weather patterns and variations in oil reserves disrupt vessel scheduling. Seasonality could materially affect our business, financial condition and results of operations in the future.

Marine transportation is an inherently risky business.

        Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

  •
  marine disasters;

  •
  bad weather;

  •
  mechanical failures;

  •
  grounding, fire, explosions and collisions;

  •
  human error; and

  •
  war and terrorism.

All of these hazards can result in death or injury to persons, loss of property, environmental damages, delays or rerouting. If one of our vessels were involved in an accident, with the potential risk of environmental contamination, the resulting media coverage could have a material adverse effect on our business, financial condition and results of operations.

        Our affiliate, EW Transportation LLC, and its predecessors have been named, together with a large number of other companies, as co-defendants in 39 civil actions by various parties alleging unspecified damages from past exposure to asbestos and second-hand smoke aboard some of the vessels that it contributed to us in connection with the initial public offering of our common units. EW Transportation LLC and its predecessors have been dismissed from 38 of these lawsuits in the first half of 2003 for an aggregate sum of approximately $47,000 and are pursuing settlement of the other case. We may be subject to litigation in the future involving these plaintiffs and others alleging exposure to asbestos due to alleged failure to properly encapsulate friable asbestos or remove friable asbestos on our vessels, as well as for exposure to second-hand smoke and other matters.

Our insurance may not be adequate to cover our losses.

        We may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on our operations. For example, a catastrophic oil spill or other disaster could exceed our insurance coverage. In addition, EW Transportation LLC and its predecessors may not have insurance coverage prior to March 1986. If we were subject to claims related to that period, including claims from current or former employees, EW Transportation LLC may not have insurance to pay the liabilities, if any, that could be imposed on us. If we had to pay claims solely out of our own funds, it could have a material adverse effect on our financial condition. Furthermore, any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims could be brought, the aggregate amount of these deductibles could be material.

        We may not be able to procure adequate insurance coverage at commercially reasonable rates in the future, and some claims may not be paid. In the past, stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. In addition, our insurance may be voidable by the insurers as a result of certain actions of ours.

We rely on a limited number of customers for a significant portion of our revenues. The loss of any of these customers could adversely affect our business and operating results.

        Our customers consist primarily of major oil companies, oil traders and refineries. The portion of our revenues attributable to any single customer changes over time, depending on the level of relevant activity by the customer, our ability to meet the customer's needs and other factors, many of which are beyond our control. Two customers accounted for 28% and 14%, respectively, of our consolidated revenues for fiscal 2004. If we were to lose either of these customers or if any of these customers significantly reduced its use of our services, our business and operating results could be adversely affected.

Because we obtain some of our insurance through protection and indemnity associations, we also may be subject to calls, or premiums, in amounts based not only on our own claim records, but also the claim records of all other members of the protection and indemnity associations.

        We may be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could reduce our profits or cause losses. Moreover, the protection and indemnity clubs and other insurance providers reserve the right to make changes in insurance coverage with little or no advance notice.

We may not be able to renew time charters, consecutive voyage charters, contracts of affreightment and bareboat charters when they expire.

        We received approximately 74% of our revenue from time charters, consecutive voyage charters, contracts of affreightment and bareboat charters during fiscal 2004. These arrangements, which are generally for periods of one year or more, may not be renewed, or if renewed, may not be renewed at similar rates. If we are unable to obtain new charters at rates equivalent to those received under the old charters, our profitability may be adversely affected.

Voyage charters may not be available at rates that will allow us to operate our vessels profitably.

        During fiscal 2004, we derived approximately 26% of our revenue from single voyage charters. Voyage charter rates fluctuate significantly based on tank vessel availability, the demand for refined petroleum products and other factors. Increased dependence on the voyage charter market by us could result in a lower utilization of our vessels and decreased profitability. Future voyage charters may not be available at rates that will allow us to operate our vessels profitably.

Our purchase of existing vessels carries risks associated with the quality of those vessels.

        Our fleet renewal and expansion strategy includes the acquisition of existing vessels as well as the ordering of newbuildings. Unlike newbuildings, existing vessels typically do not carry warranties with respect to their condition. While we generally inspect any existing vessel prior to purchase, such an inspection would normally not provide us with as much knowledge of its condition as we would possess if the vessel had been built for us and operated by us during its life. Repairs and maintenance costs for existing vessels are difficult to predict and may be more substantial than for vessels we have operated since they were built. These costs could decrease our profits and reduce our liquidity.

We are subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

        Increasingly stringent federal, state and local laws and regulations governing worker health and safety and the manning, construction and operation of vessels significantly affect our operations. Many aspects of the marine industry are subject to extensive governmental regulation by the U.S. Coast Guard, the National Transportation Safety Board, the U.S. Customs Service and the U.S. Maritime Administration, or MARAD, and to regulation by private industry organizations such as the American Bureau of Shipping. The U.S. Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The U.S. Coast Guard is authorized to inspect vessels at will.

        Our operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment or operational changes. Failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA 90, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Additionally, an oil spill could result in significant liability, including fines, penalties, criminal liability and costs for natural resource damages. The potential for these releases could increase as we increase our fleet capacity. Most states bordering on a navigable waterway have enacted legislation providing for potentially unlimited liability for the discharge of pollutants within their waters.

Terrorist attacks have resulted in increased costs and have disrupted our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our results of operations.

        After the terrorist attacks of September 11, 2001, New York Harbor was shut down temporarily, resulting in the suspension of our local operations in the New York City area for four days and the loss of revenue related to these operations. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on the petroleum industry in general, and on us in particular, is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of petroleum supplies and markets, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

        Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

We depend upon unionized labor for the provision of our services. Any work stoppages or labor disturbances could disrupt our business.

        All of our seagoing personnel other than tug and tanker captains, or approximately 75% of our workforce, are employed under a contract with a division of the International Longshoreman's Association that expires on June 30, 2008. Any work stoppages or other labor disturbances could have a material adverse effect on our business, financial condition and results of operations.

Increased competition in the domestic tank vessel industry could result in reduced profitability and loss of market share for us.

        Contracts for our vessels are generally awarded on a competitive basis, and competition in the markets we serve is intense. The most important factors determining whether a contract will be awarded include:

  •
  availability and capability of the vessels;

  •
  ability to meet the customer's schedule;

  •
  price;

  •
  safety record;

  •
  reputation; and

  •
  experience.

        Some of our competitors may have greater financial resources and larger operating staffs than we do. As a result, they may be able to make vessels available more quickly and efficiently, transition to double-hull barges from single-hull barges more rapidly, and withstand the effects of declines in charter rates for a longer period of time. They may also be better able to weather a downturn in the oil and gas industry. As a result, we could lose customers and market share to these competitors.

        We also face competition from refined petroleum product pipelines. Long-haul transportation of refined petroleum products is generally less costly by pipeline than by tank vessel. The construction of new pipeline segments to carry petroleum products into our markets, including pipeline segments that connect with existing pipeline systems, and the conversion of existing non-refined petroleum product pipelines, could adversely affect our ability to compete in particular locations.

Our employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.

        Some of our employees are covered by provisions of the Jones Act and general maritime law. These laws typically operate to make liability limits established by state workers' compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because we are not generally protected by the limits imposed by state workers' compensation statutes, we may have greater exposure for claims made by these employees.

We may not be able to grow or effectively manage our growth.

        A principal focus of our strategy is to continue to grow by expanding our business in the East Coast and Gulf Coast regions and, possibly, to expand into other geographic markets. Our future growth will depend upon a number of factors, some of which we can control and some of which we cannot. These factors include our ability to:

  •
  identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

  •
  identify vessels for acquisition;

  •
  consummate acquisitions or joint ventures;

  •
  integrate any acquired businesses or vessels successfully with our existing operations;

  •
  hire, train and retain qualified personnel to manage and operate our growing business and fleet;

  •
  identify new markets outside of the East Coast and Gulf Coast regions;

  •
  improve our operating and financial systems and controls; and

  •
  obtain required financing for our existing and new operations.

        A deficiency in any of these factors would adversely affect our ability to achieve anticipated levels of cash flows or realize other anticipated benefits. In addition, competition from other buyers could reduce our acquisition opportunities or cause us to pay a higher price than we might otherwise pay.

We depend on key personnel for the success of our business.

        We depend on the services of our senior management team and other key personnel. In particular, our success depends on the continued efforts of Mr. Timothy J. Casey, the President and Chief Executive Officer of K-Sea General Partner GP LLC, and other key employees. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or key employees if their services were no longer available.

Due to our lack of asset diversification, adverse developments in our marine transportation business would reduce our ability to make distributions to our unitholders.

        We rely exclusively on the revenues generated from our marine transportation business. Due to our lack of asset diversification, an adverse development in this business would have a significantly greater impact on our business, financial condition and results of operations than if we maintained more diverse assets.

Changes in international trade agreements could affect our ability to provide marine transportation services at competitive rates.

        Currently, vessel trade or marine transportation between two points within the same country, generally known as cabotage or coastwise trade, is not included in the General Agreement on Trade in

Services or the North American Free Trade Agreement. In addition, the Jones Act restricts maritime cargo transportation between U.S. ports to U.S.-flag vessels qualified to engage in U.S. coastwise trade. If maritime services were deemed to include cabotage and included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other multi-national trade agreements, transportation of maritime cargo between U.S. ports could be opened to foreign-flag vessels. Foreign vessels would have lower construction costs and would generally operate at significantly lower costs than we do in U.S. markets, which would likely have a material adverse effect on our ability to compete.

Risks Related to Common Units

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

        We may not have sufficient available cash each quarter to pay the minimum quarterly distribution. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the level of consumption of refined petroleum products in the markets in which we operate;

  •
  the prices we obtain for our services;

  •
  the level of our operating costs, including payments to our general partner; and

  •
  prevailing economic conditions.

        Additionally, the actual amount of cash we have available for distribution depends on other factors such as:

  •
  the level of capital expenditures we make, including for acquisitions, retrofitting of vessels and compliance with new regulations;

  •
  the restrictions contained in our debt instruments and our debt service requirements;

  •
  fluctuations in our working capital needs;

  •
  our ability to make working capital borrowings; and

  •
  the amount, if any, of reserves, including reserves for future capital expenditures and other matters, established by our general partner in its discretion.

        The amount of cash we have available for distribution depends primarily on our cash flow, including cash flow from operations and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

K-Sea General Partner L.P. and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

        K-Sea Investors L.P. and its affiliates indirectly own the 2% general partner interest and a 49% limited partner interest in us and own and control the general partner of our general partner. Conflicts of interest may arise between K-Sea General Partner L.P. and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

  •
  our general partner is allowed to take into account the interests of parties other than us, such as K-Sea Investors L.P., in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

  •
  our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing common units, our unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

  •
  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to our unitholders;

  •
  in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to hasten the expiration of the subordination period;

  •
  our general partner determines which costs incurred by it and its affiliates, including K-Sea General Partner GP LLC, are reimbursable by us;

  •
  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

  •
  our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

  •
  our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders did not elect our general partner or the board of directors of its general partner and will have no right to elect our general partner or the board of directors of its general partner on an annual or other continuing basis. The board of directors of the general partner of our general partner is chosen by its members.

        Furthermore, if unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Unitholders are currently unable to remove our general partner without its consent because K-Sea Investors L.P. and its affiliates currently own sufficient units to be able to prevent the general partner's removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

        Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner during the subordination period because of the unitholders' dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

Our general partner's discretion in establishing cash reserves may reduce the amount of cash available for distribution to unitholders.

        Our partnership agreement gives our general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution. Our general partner may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters. As described above under "—Risks Inherent in Our Business—We must make substantial expenditures to maintain the operating capacity of our fleet, which will reduce our cash available for distribution," the partnership agreement requires our general partner to deduct from operating surplus each quarter estimated maintenance capital expenditures as opposed to actual expenditures, which could reduce the amount of available cash for distribution.

In calculating our available cash from operating surplus each quarter, we are required to deduct estimated maintenance capital expenditures, which may result in less cash available for distribution to unitholders than if actual maintenance capital expenditures were deducted.

        Our partnership agreement requires us to deduct estimated maintenance capital expenditures from operating surplus each quarter, as opposed to actual maintenance capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance capital expenditures, such as drydocking. Because of the substantial capital expenditures we intend to make by January 1, 2015, our annual estimated maintenance capital expenditures for purposes of calculating operating surplus also includes $1.0 million to reduce the fluctuation in operating surplus that would otherwise be caused by the required expenditures. We expect that this amount will be adjusted during the quarter ending June 30, 2005, based on management's review, to reflect our December 2004 acquisition of ten tank barges and seven tugboats. The amount of estimated maintenance capital expenditures we deduct from operating surplus is subject to review and change by the board of directors of K-Sea General Partner GP LLC, with the concurrence of the conflicts committee of such board. In years when estimated maintenance capital expenditures are higher than actual maintenance capital expenditures, as we expect will be the case in some years until we actually make expenditures for the OPA 90 replacements and retrofitting, the amount of cash available for distribution to unitholders will be lower than if actual maintenance capital expenditures were deducted from operating surplus. Please read "We must make substantial expenditures to maintain the operating capacity of our fleet, which will reduce our cash available for distribution" for information regarding substantial expenditures that we must make to maintain the operating capacity of our fleet.

We may issue additional common units without the approval of unitholders, which would dilute unitholders' ownership interests.

        During the subordination period, without the approval of our unitholders, our general partner may cause us to issue up to 2,082,500 additional common units. Our general partner may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without unitholder approval, in a number of circumstances such as:

  •
  the issuance of common units in connection with acquisitions or capital improvements that increase cash flow from operations per unit on a pro forma or estimated pro forma basis;

  •
  issuances of common units to repay indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with the repayment of the indebtedness;

  •
  the redemption of common units from the net proceeds of an issuance of common units;

  •
  the conversion of subordinated units into common units;

  •
  the conversion of units of equal rank with the common units into common units under some circumstances;

  •
  issuances of common units under our employee benefit plans;

  •
  the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal or removal of our general partner; or

  •
  the combination or subdivision of common units.

        The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

        After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Our partnership agreement does not give our unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

Our partnership agreement currently limits the ownership of our partnership interests by individuals or entities that are not U.S. citizens. This restriction could limit the liquidity of our common units.

        In order to ensure compliance with Jones Act citizenship requirements, the board of directors of the general partner of our general partner has adopted a requirement that at least 85% of our partnership interests must be held by U.S. citizens. This requirement may have an adverse impact on the liquidity or market value of our common units, because unitholders will be unable to sell units to non-U.S. citizens. Any purported transfer of common units in violation of these provisions will be ineffective to transfer the common units or any voting, dividend or other rights in respect of the common units.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of the general partner of our general partner, cannot vote on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Cost reimbursements due our general partner and its affiliates will reduce cash available for distribution to unitholders

        Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf, which will be determined by our general partner in its sole discretion. These expenses will include all costs incurred by the general partner and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us. In addition, our general partner and its affiliates may provide us with other services for which the general partner or its affiliates may charge us fees. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates could adversely affect our ability to pay cash distributions to unitholders.

Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

        As a limited partner in a partnership organized under Delaware law, a unitholder could be held liable for our obligations to the same extent as a general partner if such unitholder participates in the "control" of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business.

Restrictions in our debt agreements may prevent us from engaging in some beneficial transactions or paying distributions.

        We currently have outstanding $37.6 million of bonds issued under Title XI of the Merchant Marine Act of 1936, which we refer to as the Title XI financing. We also have borrowing capacity under our credit agreement of approximately $73.3 million, of which $60.5 million was outstanding as of March 31, 2005. Our payment of principal and interest on the debt will reduce cash available for distribution on our units. Our debt agreements prohibit the payment of distributions upon the occurrence of the following events, among others:

  •
  failure to pay any principal, interest, fees, expenses or other amounts when due;

  •
  default under any vessel mortgage;

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  failure to notify the lenders of any oil spill or discharge of hazardous material, or of any action or claim related thereto;

  •
  breach or lapse of any insurance with respect to the vessels;

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  breach of certain financial covenants;

  •
  breach by our general partner or any of our subsidiaries of the guarantees issued under our new credit agreement;

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  failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

  •
  the incurrence of indebtedness during any calendar year exceeding $5.0 million for the purpose of making distributions or indemnity payments to EW Transportation LLC and certain of its affiliates;

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  default under other indebtedness of our operating partnership, our general partner or any of our subsidiaries above $500,000;

  •
  bankruptcy or insolvency events involving us, our general partner or any of our subsidiaries;

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  failure of any representation or warranty to be materially correct;

  •
  a change of control, as defined in the applicable agreement; and

  •
  a material adverse effect, as defined in the applicable agreement, occurs relating to us or our business.

        Our credit agreement also prohibits the payment of distributions in the event of judgments against us, our general partner or any of our subsidiaries in excess of certain allowances. Any subsequent refinancing of our current debt or any new debt could have similar restrictions.

The control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders so long as the third party satisfies the citizenship requirements of the Jones Act. Furthermore, there is no restriction in the partnership agreement on the ability of the partners of our general partner from transferring their respective partnership interests in our general partner to a third party that satisfies the citizenship requirements of the Jones Act. The new partners of our general partner would then be in a position to replace the board of directors and officers of the general partner of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

The partners of K-Sea Investors L.P. and their affiliates may engage in activities that compete directly with us.

        Pursuant to the omnibus agreement entered into in connection with the initial public offering of our common units, K-Sea Investors L.P. and its controlled affiliates have agreed not to engage, either directly or indirectly, in the business of providing refined petroleum product marine transportation, distribution and logistics services in the United States to the extent such business generates qualifying income for federal income tax purposes. The omnibus agreement does not prohibit partners of K-Sea Investors L.P. or their affiliates, including Jefferies Capital Partners, its affiliates and the funds it or they manage or may manage, from owning assets or engaging in businesses that compete directly or indirectly with us.

Tax Risks

        You are urged to read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

The IRS could treat us as a corporation for tax purposes, which would substantially reduce cash available for distribution to unitholders.

        The federal income tax benefit of an investment in us depends largely on our being treated as a partnership for federal income tax purposes. The IRS has not provided any ruling on this matter. If we were treated as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, currently 35%, distributions would generally be taxed again to unitholders as corporate distributions and no income, gains, losses, or deductions would flow through to unitholders. Because a tax would be imposed upon us as an entity, cash available for distribution to unitholders would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to unitholders and thus would likely result in a substantial reduction in the value of the common units.

        Current law may change and cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state, or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be decreased to reflect the impact of that law on us. Finally, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise and other forms of taxation. If any of these states were to impose a tax on us, the cash available for distribution to unitholders would be reduced.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contest will be borne by us and, therefore, indirectly by our unitholders and our general partner.

        The IRS has not provided any ruling with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this prospectus. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with all of our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner.

Unitholders may be required to pay taxes on income from us even if they do not receive any cash distributions from us.

        Unitholders will be required to pay federal income taxes and, in some cases, state, local, and foreign income taxes on their share of our taxable income, whether or not they receive cash distributions from us. Unitholders may not receive cash distributions equal to their share of our taxable income or even the tax liability that results from that income.

Tax gain or loss on the disposition of our common units could be different than expected.

        If a unitholder sells his common units, that unitholder will recognize gain or loss equal to the difference between the amount realized and the unitholder's tax basis in those common units. Prior distributions in excess of the total net taxable income the unitholder was allocated for a common unit, which decreased the unitholder's tax basis in that common unit, will, in effect, become taxable income to the unitholder if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price the unitholder receives is less than the unitholder's original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to unitholders. Should the IRS successfully contest some positions we take, unitholders could recognize more gain on the sale of common units than would be the case under those positions, without the benefit of decreased income in prior years. In addition, if unitholders sell their common units, they may incur a tax liability in excess of the amount of cash they receive from the sale.

Tax-exempt entities and regulated investment companies face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs) and regulated investment companies (known as mutual funds), raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business income and will be taxable to them. The American Jobs Creation Act of 2004 generally treats income derived from the ownership of publicly traded partnerships as qualifying income to a regulated investment company, effective for taxable years of the regulated investment company beginning after the date of enactment, October 22, 2004. For taxable years of a regulated investment company beginning on or before the date of enactment, very little of our income will be qualifying income.

We registered as a tax shelter under prior law. This may increase the risk of an IRS audit of us or a unitholder.

        Prior to the enactment of the American Jobs Creation Act of 2004, certain types of entities were required to register with the IRS as "tax shelters," based on a perception that those entities might claim tax benefits that were unwarranted. We registered as a tax shelter under such prior law. The American Jobs Creation Act of 2004 repealed the tax shelter registration requirement and replaced it with a regime that requires reporting, and will likely require registration, of certain "reportable transactions." We do not expect to engage in any reportable transactions. Nevertheless, our registration as a tax shelter under prior law, or our future participation in a reportable transaction, might increase the likelihood that we will be audited, and any such audit might lead to tax adjustments.

        Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Unitholders will bear the cost of any expense incurred in connection with an examination of their personal tax return.

We treat each purchaser of common units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will take depreciation and amortization positions that may not conform to all aspects of the Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to unitholders' tax returns.

Unitholders may be subject to state and local taxes and return filing requirements as a result of investing in our common units.

        In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property. Unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we conduct business or own property and may be subject to penalties for failure to comply with those requirements. We own property and conduct business in New York, New Jersey and Virginia, all of which impose a state income tax. We may do business or own property in other states or foreign countries in the future. It is the responsibility of unitholders to file all federal, state, local, and foreign tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

Risks Related to Debt Securities

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

        We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make required payments on the debt securities, including interest payments, depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. Pursuant to the credit facilities, we may be required to establish cash reserves for the future payment of principal and interest on the amounts outstanding under the credit facilities. If we are unable to obtain the funds necessary to pay the principal amount of the debt securities at maturity, or to repurchase the debt securities upon an event of mandatory repurchase, we may be required to adopt one or more alternatives, such as a refinancing of the debt securities. We cannot assure you that we would be able to refinance the debt securities.

If we issue unsecured debt securities, your right to receive payments on the debt securities will be unsecured and will be effectively subordinated to our existing and future secured indebtedness and to indebtedness of any of our subsidiaries who do not guarantee the debt securities.

        Any unsecured debt securities, including any guarantees, issued by K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or any Subsidiary Guarantors will be effectively subordinated to the claims of our secured creditors. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or any Subsidiary Guarantors, their secured creditors would generally have the right to be paid in full before any distribution is made to the holders of the unsecured debt securities. Furthermore, if any of our subsidiaries do not guarantee the unsecured debt securities, these securities will be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of those subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary that is not a guarantor of the debt securities, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to the issuer of the unsecured debt securities or the holders of the unsecured debt securities.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the debt securities or to repay them at maturity.

        Unlike a corporation, our partnership agreement requires us to distribute on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash on hand at the end of each quarter, after payment of fees and expenses and the establishment of cash reserves by our general partner in its discretion. Our general partner determines the amount and timing of cash distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating partnerships in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

  •
  to provide for the proper conduct of our business and the businesses of our operating partnerships (including reserves for future capital expenditures and for our anticipated future credit needs);

  •
  to provide funds for distributions to our unitholders and our general partner from any one or more of the next four calendar quarters; or

  •
  to comply with applicable law or any of our loan or other agreements.

        Depending on the timing and amount of our cash distributions to unitholders and because we are not required to accumulate cash for the purpose of meeting obligations to holders of any debt securities, such distributions could significantly reduce the cash available to us in subsequent periods to make payments on any debt securities.

FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus that are not historical facts (including statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we may from time to time make other oral or written statements that are also forward-looking statements.

        Forward-looking statements appear in a number of places in this prospectus and include statements with respect to, among other things:

  •
  planned capital expenditures and availability of capital resources to fund capital expenditures;

  •
  our expected cost of complying with OPA 90;

  •
  estimated future expenditures for drydocking and maintenance of our tank vessels' operating capacity;

  •
  our plans for the retirement or retrofitting of tank vessels and the expected delivery, and cost, of newbuild vessels;

  •
  the integration of recent acquisitions of tank barges and tugboats, including the timing and effects thereof;

  •
  expected decreases in the supply of domestic tank vessels;

  •
  expected demand in the domestic tank vessel market in general and the demand for our tank vessels in particular;

  •
  our future financial condition or results of operations and our future revenues and expenses; and

  •
  our business strategy and other plans and objectives for future operations; and

  •
  our future financial exposure to lawsuits currently pending against EW Transportation LLC and its predecessors.

        These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

        Important factors that could cause our actual results of operations or our actual financial condition to differ are described under "Risk Factors" beginning on page 2 of this prospectus.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth, in accordance with SEC requirements, the ratio of earnings to fixed charges for us and our predecessor for each of the periods indicated:

	Year Ended June 30,					Nine Months Ended March 31, 2004	Nine Months Ended March 31, 2005
	2000	2001	2002	2003	2004
Ratio of Earnings to Fixed Charges(1)(2)	1.37	2.08	1.80	1.47	1.50	1.31	2.02

(1)
We do not believe that the ratios for the nine-month periods are necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business. The ratios were calculated pursuant to applicable rules of the SEC.

(2)
The information appearing in this table is for our predecessor for all periods prior to January 14, 2004.

DESCRIPTION OF THE DEBT SECURITIES

        K-Sea Transportation Partners L.P. may issue senior debt securities under an indenture among K-Sea Transportation Partners L.P., as issuer, K-Sea Operating Partnership L.P., K-Sea Transportation Inc., Norfolk Environmental Services, Inc., K-Sea Aquisition1, LLC and K-Sea Acquisition2, LLC, as possible Subsidiary Guarantors, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the K-Sea Transportation senior indenture. K-Sea Transportation Partners L.P. may also issue subordinated debt securities under an indenture to be entered into among K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P., K-Sea Transportation Inc., Norfolk Environmental Services, Inc., K-Sea Aquisition1, LLC and K-Sea Acquisition2, LLC, as possible Subsidiary Guarantors, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the K-Sea Transportation subordinated indenture.

        K-Sea Operating Partnership L.P. may issue senior debt securities under an indenture among K-Sea Operating Partnership L.P., as issuer, K-Sea Transportation Partners L.P., as Guarantor, K-Sea Transportation Inc., Norfolk Environmental Services, Inc., K-Sea Aquisition1, LLC and K-Sea Acquisition2, LLC, as possible Subsidiary Guarantors, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the K-Sea Operating Partnership senior indenture. K-Sea Operating Partnership L.P. may also issue subordinated debt securities under an indenture to be entered into among K-Sea Operating Partnership L.P., the Guarantor, K-Sea Transportation Inc., Norfolk Environmental Services, Inc., K-Sea Acquisition1, LLC and K-Sea Acquisition2, LLC, as possible Subsidiary Guarantors, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the K-Sea Operating Partnership subordinated indenture.

        We refer to the K-Sea Transportation senior indenture, the K-Sea Operating Partnership senior indenture, the K-Sea Transportation subordinated indenture and the K-Sea Operating Partnership subordinated indenture collectively as the indentures. The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

        We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the form of the senior indentures and the form of the subordinated indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you.

        Unless the context otherwise requires, references in this section to "we," "us" and "our" mean K-Sea Transportation Partners L.P. and K-Sea Operating Partnership L.P., and references in this prospectus to an "indenture" refer to the particular indenture under which we issue a series of debt securities.

Provisions Applicable to Each Indenture

        General.    Any series of debt securities:

  •
  will be general obligations of the issuer of such series;

  •
  will be general obligations of the Guarantor if they are guaranteed by the Guarantor;

  •
  will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

  •
  may be subordinated to the Senior Indebtedness of K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. and the Subsidiary Guarantors.

        The indentures do not limit the amount of debt securities that may be issued under any indenture, and do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities under an indenture from time to time in one or more series, each in an amount authorized prior to issuance.

        No indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders of debt securities the right to require us to repurchase their debt securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

        Terms.    We will prepare a prospectus supplement and either a supplemental indenture, or authorizing resolutions of the board of directors of our general partner's general partner, accompanied by an officers' certificate, relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  whether the debt securities will be senior or subordinated debt securities;

  •
  the form and title of the debt securities of that series;

  •
  the total principal amount of the debt securities of that series;

  •
  whether the debt securities of that series will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of and any premium on the debt securities of that series will be payable;

  •
  any interest rate which the debt securities of that series will bear, the date from which interest will accrue, interest payment dates and record dates for interest payments;

  •
  any right to extend or defer the interest payment periods and the duration of the extension;

  •
  whether and under what circumstances any additional amounts with respect to the debt securities of that series will be payable;

  •
  whether debt securities of that series are entitled to the benefits of any guarantee of the Guarantor or any Subsidiary Guarantor, the identity of any such Subsidiary Guarantors for that series and the terms of such guarantee if different than those set forth in the indenture;

  •
  the place or places where payments on the debt securities of that series will be payable;

  •
  any provisions for the optional redemption or early repayment of that series of debt securities;

  •
  any provisions that would require the redemption, purchase or repayment of that series of debt securities;

  •
  the denominations in which that series of debt securities will be issued;

  •
  the portion of the principal amount of that series of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  any additional means of defeasance of that series of debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

  •
  any restrictions or other provisions relating to the transfer or exchange of that series of debt securities;

  •
  any terms for the conversion or exchange of that series of debt securities for our other securities or securities of any other entity;

  •
  any changes to the subordination provisions for the subordinated debt securities; and

  •
  any other terms of the debt securities of that series.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the related prospectus supplement any material United States federal income tax consequences and other special considerations.

        Guarantee of K-Sea Transportation Partners L.P.    K-Sea Transportation Partners L.P. will fully and unconditionally guarantee on an unsecured basis all series of debt securities of K-Sea Operating Partnership L.P., and will execute a notation of guarantee as further evidence of its guarantee. As used in this prospectus, the term "Guarantor" means K-Sea Transportation Partners L.P. in its role as guarantor of the debt securities of K-Sea Operating Partnership L.P. The applicable prospectus supplement will describe the terms of the guarantee by K-Sea Transportation Partners L.P.

        If a series of senior debt securities of K-Sea Operating Partnership L.P. is so guaranteed, K-Sea Transportation Partners L.P.'s guarantee of the senior debt securities will be K-Sea Transportation Partners L.P.'s unsecured and unsubordinated general obligation, and will rank on a parity with all of K-Sea Transportation Partners L.P.'s other unsecured and unsubordinated indebtedness. If a series of subordinated debt securities of K-Sea Operating Partnership L.P. is so guaranteed, K-Sea Transportation Partners L.P.'s guarantee of the subordinated debt securities will be K-Sea Transportation Partners L.P.'s unsecured general obligation and will be subordinated to all of K-Sea Transportation Partners L.P.'s other unsecured and unsubordinated indebtedness.

        The Subsidiary Guarantees.    Any or all of K-Sea Transportation Inc., Norfolk Environmental Services, Inc., K-Sea Aquisition1, LLC and K-Sea Acquisition2, LLC may fully and unconditionally guarantee on an unsecured basis any series of debt securities of K-Sea Transportation Partners L.P. or K-Sea Operating Partnership L.P. In addition, K-Sea Operating Partnership L.P. may fully and unconditionally guarantee on an unsecured basis any series of debt securities of K-Sea Transportation Partners L.P. Any such guarantee will be evidenced by a notation of guarantee executed by the appropriate entity. As used in this prospectus, the term "Subsidiary Guarantors" with respect to a series of debt securities means K-Sea Transportation Inc., Norfolk Environmental Services, Inc., K-Sea Acquisition1, LLC and/or K-Sea Acquisition2, LLC to the extent that any such entity guarantees such series of debt securities and also includes K-Sea Operating Partnership L.P. when discussing subsidiary guarantees of the debt securities of K-Sea Transportation Partners L.P. if K-Sea Operating Partnership L.P. has guaranteed such series of debt securities. The applicable prospectus supplement will name the Subsidiary Guarantors for that series of debt securities and will describe the terms of the guarantee by the Subsidiary Guarantors.

        If a series of senior debt securities of K-Sea Transportation Partners L.P. or K-Sea Operating Partnership L.P. is so guaranteed, the Subsidiary Guarantors' guarantee of the senior debt securities will be the Subsidiary Guarantors' unsecured and unsubordinated general obligation, and will rank on a parity with all of the Subsidiary Guarantors' other unsecured and unsubordinated indebtedness. If a series of subordinated debt securities of K-Sea Transportation Partners L.P. or K-Sea Operating Partnership L.P. is so guaranteed, the Subsidiary Guarantors' guarantee of the subordinated debt securities will be the Subsidiary Guarantors' unsecured general obligation and will be subordinated to all of the Subsidiary Guarantors' other unsecured and unsubordinated indebtedness.

        The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

        The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below in "—Defeasance," then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the applicable indenture, and to the extent not otherwise prohibited by the applicable indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt for borrowed money of the issuer of such series of debt securities, except for any series of debt securities under the indenture.

        Consolidation, Merger and Sale of Assets.    The indentures generally permit a consolidation or merger involving K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or the Subsidiary Guarantors. They also permit K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or the Subsidiary Guarantors, as applicable, to lease, transfer or dispose of all or substantially all of its assets. Each of K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. and the Subsidiary Guarantors has agreed, however, that it will not consolidate with or merge into any entity (other than K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or a Subsidiary Guarantor, as applicable) or lease, transfer or dispose of all or substantially all of its assets to any entity (other than K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or a Subsidiary Guarantor, as applicable) unless:

  •
  it is the continuing entity; or

  •
  if it is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the performance of its covenants and obligations under the applicable indenture; and

  •
  in either case, immediately after giving effect to the transaction, no default or event of default under the applicable indenture would occur and be continuing or would result from the transaction.

        Upon any such consolidation, merger or asset lease, transfer or disposition involving K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or the Subsidiary Guarantors, the resulting entity or transferee will be substituted for K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or the Subsidiary Guarantors, as applicable, under the applicable indenture and debt securities. In the case of an asset transfer or disposition other than a lease, K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or the Subsidiary Guarantors, as applicable, will be released from the applicable indenture.

        Events of Default.    Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

  •
  failure to pay interest on that series of debt securities when due that continues for 30 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by the issuer or, if the series of debt securities is guaranteed by the Guarantor or the Subsidiary Guarantors, by such Guarantor or Subsidiary Guarantors, to comply with the other agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the applicable indenture that are affected by that failure;

  •
  certain events of bankruptcy, insolvency or reorganization of the issuer of that series of debt securities or, if the series of debt securities is guaranteed by the Guarantor or any Subsidiary Guarantor, of the Guarantor and/or any such Subsidiary Guarantor that is a "significant subsidiary" of the issuer under the regulations of the Securities and Exchange Commission;

  •
  if the series of debt securities is guaranteed by the Guarantor and/or any Subsidiary Guarantor:

  •
  any of the guarantees of the Guarantor or of any Subsidiary Guarantor that is a significant subsidiary of the issuer ceases to be in full force and effect, except as otherwise provided in the indenture;

  •
  any of the guarantees of the Guarantor or of any Subsidiary Guarantor that is a significant subsidiary of the issuer is declared null and void in a judicial proceeding; or

  •
  the Guarantor or any Subsidiary Guarantor that is a significant subsidiary of the issuer denies or disaffirms its obligations under the indenture or its guarantee; and

  •
  any other event of default provided for in that series of debt securities.

        A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

        If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under each indenture may pursue any remedy under that indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for that series;

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

  •
  the holders offer to the trustee indemnity satisfactory to the trustee;

  •
  the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

  •
  conducting any proceeding for any remedy available to the trustee; and

  •
  exercising any trust or power conferred upon the trustee relating to or arising as a result of an event of default.

        Each of the issuer of the series of debt securities, the Guarantor and the Subsidiary Guarantor, as the case may be, is required to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

        Modification and Waiver.    Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

  •
  reduce the amount of debt securities whose holders must consent to an amendment, a supplement or a waiver;

  •
  reduce the rate of or change the time for payment of interest on the debt security;

  •
  reduce the principal of the debt security or change its stated maturity;

  •
  reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

  •
  change any obligation to pay additional amounts on the debt security;

  •
  make payments on the debt security payable in currency other than as originally stated in the debt security;

  •
  impair the holder's or the trustee's right to institute suit for the enforcement of any payment on or with respect to the debt security;

  •
  make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

  •
  modify the provisions relating to the subordination of any subordinated debt security in a manner materially adverse to the holder of that security;

  •
  waive a continuing default or event of default regarding any payment on the debt securities; or

  •
  release the Guarantor, or any Subsidiary Guarantor, or modify the guarantee of the Guarantor or any Subsidiary Guarantor in any manner materially adverse to the holders.

        Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of the issuer's obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

  •
  to provide any security for, any guarantees of or any additional obligors on any series of debt securities or any related guarantee;

  •
  to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

  •
  to add covenants that would benefit the holders of any debt securities or to surrender any rights the issuer of the debt securities, the Guarantor or any Subsidiary Guarantor, as the case may be, has under that indenture;

  •
  to add events of default with respect to any debt securities; and

  •
  to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

        Defeasance.    When we use the term defeasance, we mean discharge from some or all of the issuer's obligations under the indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at the issuer's option, either of the following may occur:

  •
  the issuer and the Subsidiary Guarantors, if any, will be discharged from its or their obligations with respect to the debt securities of that series and, if applicable, any related guarantee ("legal defeasance"); or

  •
  the issuer and the Subsidiary Guarantors, if any, will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the applicable indenture, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the issuer's obligation to pay principal, premium and interest on the debt securities and, if applicable, any guarantee of the payments will also survive.

        Unless we inform you otherwise in the prospectus supplement, the issuer will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If the issuer elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        No Personal Liability of General Partner.    K-Sea General Partner L.P., K-Sea Transportation Partners L.P.'s general partner, and K-Sea General Partner GP LLC, the general partner of K-Sea Transportation Partners L.P.'s general partner, and their directors, managers, officers, employees, incorporators and partners, in such capacity, will not be liable for the obligations of K-Sea Transportation Partners L.P., K-Sea Operating Partnership L.P. or any Subsidiary Guarantor under the debt securities, the indentures or any related guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a debt security, each holder of that debt security will have agreed to this provision and waived and released any such liability on the part of K-Sea General Partner, L.P. and K-Sea General Partner GP LLC and their directors, managers, officers, employees, incorporators and partners. This waiver and release are part of the consideration for our issuance of the debt securities. It is the view of the SEC that a waiver of liabilities under the federal securities laws is against public policy and unenforceable.

        Governing Law.    New York law will govern the indentures, the debt securities and any guarantees of the Guarantor or the Subsidiary Guarantors.

        Trustee.    We may appoint a separate trustee for any series of debt securities. We use the term "trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

        Form, Exchange, Registration and Transfer.    The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

        The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any registrar we initially designate, we may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for any series of debt securities.

        In the case of any redemption, we will not be required to register the transfer or exchange of:

  •
  any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        Payment and Paying Agents.    Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register.

Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment unless applicable law designates another person. In that case, all liability of the trustee or paying agent with respect to that money will cease.

        Book-Entry Debt Securities.    The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the related prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the related prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to the K-Sea Transportation and K-Sea Operating Partnership Subordinated Indentures

        Subordination.    Debt securities of a series may be subordinated to the issuer's "Senior Indebtedness," which is defined generally to include any obligation created or assumed by the issuer (or, if the series is guaranteed, the Guarantor and the Subsidiary Guarantors, as the case may be) for the repayment of borrowed money, any purchase money obligation created or assumed by the issuer, and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Guarantor or the Subsidiary Guarantors, as the case may be), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Guarantor or the Subsidiary Guarantors, as the case may be). Subordinated debt securities will be subordinated in right of payment, to the extent and in the manner set forth in the subordinated indenture and the prospectus supplement relating to such series, to the prior payment of all of the issuer's indebtedness and that of the Guarantor or the Subsidiary Guarantors, as the case may be, that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of the issuer or, if applicable, the Guarantor or the Subsidiary Guarantors, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to that series of subordinated debt securities upon any payment or distribution of the issuer's assets or, if applicable to such series of subordinated debt securities, the Guarantor's assets or the Subsidiary Guarantors' assets, as the case may be, to creditors:

  •
  upon a liquidation or dissolution of the issuer or, if applicable to such series of subordinated debt securities, the Guarantor or the Subsidiary Guarantors, as the case may be; or

  •
  in a bankruptcy, receivership or similar proceeding relating to the issuer or, if applicable to such series of subordinated debt securities, to the Guarantor or the Subsidiary Guarantors, as the case may be.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of such series of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of such series of subordinated debt securities may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as such series of subordinated debt securities.

        If the issuer does not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the issuer may not:

  •
  make any payments of principal, premium, if any, or interest with respect to such series of subordinated debt securities;

  •
  make any deposit for the purpose of defeasance of such series of subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire any subordinated debt securities of such series, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, the issuer may deliver subordinated debt securities to the trustee in satisfaction of its sinking fund obligation, unless, in either case,

  •
  the default has been cured or waived and any declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  the issuer and the trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

Generally, "Designated Senior Indebtedness" will include:

  •
  any specified issue of Senior Indebtedness of at least $100.0 million; and

  •
  any other Senior Indebtedness that the issuer may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the second paragraph immediately preceding this paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the issuer may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by the issuer and the trustee (and if such Designated Senior Indebtedness is debt of the Guarantor or a Subsidiary Guarantor, the Guarantor or such Subsidiary Guarantor) of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the person or persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities of such series after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities of such series are paid in full, holders of the subordinated debt securities of such series will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

DESCRIPTION OF THE COMMON UNITS

        The common units represent limited partner interests in K-Sea Transportation Partners L.P. that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units, holders of subordinated units and our general partner in and to partnership distributions, together with a description of the circumstances under which subordinated units convert into common units, please read "Cash Distribution Policy." For a general discussion of the expected federal income tax consequences of owning and disposing of common units, please read "Material Tax Considerations." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Our Partnership Agreement." References in this section to "we," "us" and "our" mean K-Sea Transportation Partners L.P.

        Our outstanding common units are listed on the New York Stock Exchange under the symbol "KSP."

        American Stock Transfer & Trust Company serves as registrar and transfer agent for our common units.

Restrictions on Foreign Ownership

        For a discussion of restrictions on the ownership of partnership interests by persons other than U.S. citizens, please read "The Partnership Agreement—Foreign Ownership."

Transfer of Common Units

        Each purchaser of common units offered by this prospectus must execute a transfer application and certification. By executing and delivering a transfer application and certification, the purchaser of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

  •
  grants powers of attorney to officers of K-Sea General Partner GP LLC and any liquidator of us as specified in the partnership agreement; and

  •
  makes the consents, covenants, representations and waivers contained in the partnership agreement, including representations and covenants about the transferee's citizenship for Jones Act and tax withholding purposes.

        In addition to a transfer application and its related certification, any assignee who will hold more than 5% of the total outstanding common units must execute and deliver an affidavit of citizenship in form and substance satisfactory to MARAD.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application and certification. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application and certification by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application and certification to the transfer agent. Please read "Our Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. Our partnership agreement and the partnership agreement of K-Sea Operating Partnership L.P. are included as exhibits to the registration statement of which this prospectus constitutes a part.

        We summarize the following provisions of the partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy;"

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were organized on July 8, 2003 and have a perpetual existence.

Purpose

        Our purpose under the partnership agreement is limited to serving as a partner of K-Sea Operating Partnership L.P., our operating partnership, and engaging in any business activities that may be engaged in by our operating partnership and its subsidiaries or that are approved by our general partner. The partnership agreement of our operating partnership provides that the operating partnership may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before our initial public offering;

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  any other activity approved by the general partner but only to the extent that the general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code of 1986, as amended; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for federal income tax purposes.

        Although our general partner has the ability to cause us, our operating partnership or its subsidiaries to engage in activities other than the marine transportation of refined petroleum products, our general partner has no current plans to do so. Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application and certification grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority for some amendments of, and consents and waivers under, our partnership agreement. Please read "—Amendment of the Partnership Agreement" below.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described under "—Limited Liability."

Limited Liability

        Participation in the Control of Our Partnership.    Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

        Unlawful Partnership Distributions.    Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business.    Our subsidiaries conduct business in New Jersey, New York, Maryland and Virginia. Maintenance of our limited liability, as a limited partner of the operating partnership, may require compliance with legal requirements in the jurisdictions in which our operating partnership conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Foreign Ownership

        To enjoy the benefits of U.S. coastwise trade and our MARAD-guaranteed financing, we must maintain U.S. citizenship for U.S. coastwise trade purposes as defined in the Merchant Marine Act of 1936, as amended, the Shipping Act of 1916, as amended, and the regulations thereunder. Under these regulations, to maintain U.S. citizenship and, therefore, be qualified to engage in U.S. coastwise trade:

  •
  not less than 75% of the interests in our general partner must be owned by U.S. citizens;

  •
  the president or chief executive officer, the chairman of the board and a majority of a quorum of the board of directors of the general partner of our general partner must be U.S. citizens; and

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  at least 75% of the ownership and voting power of our units must be held by U.S. citizens free of any trust, fiduciary arrangement or other agreement, arrangement or understanding whereby voting power may be exercised directly or indirectly by non-U.S. citizens, as defined in the Merchant Marine Act, the Shipping Act and the regulations thereunder.

        In order to protect our ability to register our vessels under federal law and operate our vessels in U.S. coastwise trade, our partnership agreement restricts foreign ownership of our interests to a percentage equal to not more than 24.0% as determined from time to time by our general partner. The general partner has determined to limit foreign ownership of our interests to 15.0%. We refer to the percentage limitation on foreign ownership as the permitted percentage.

        Our partnership agreement provides that:

  •
  any transfer, or attempted transfer, of any units that would result in the ownership or control, in each case, in excess of the permitted percentage by one or more persons who is not a U.S. citizen for purposes of U.S. coastwise shipping (as defined in the Merchant Marine Act and the Shipping Act) will be void and ineffective as against us; and

  •
  if, at any time, persons other than U.S. citizens own units or possess voting power over units, in each case, (either of record or beneficially) in excess of the permitted percentage, we will withhold payment of distributions on and suspend the voting rights of such units and may redeem such units.

        Unit certificates bear legends concerning the restrictions on ownership by persons other than U.S. citizens. In addition, our partnership agreement:

  •
  permits us to require, as a condition precedent to the transfer of units on our records, representations and other proof as to the identity of existing or prospective unitholders; and

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  permits us to establish and maintain a dual unit certificate system under which different forms of certificates may be used to reflect whether or not the owner thereof is a U.S. citizen.

Voting Rights

        The following matters require the unitholder vote specified below. Matters requiring the approval of a "unit majority" require:

  •
  during the subordination period, the approval of at least a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

Matter	Vote Requirement
Issuance of additional common units or units of equal rank with the common units during the subordination period	Unit majority, with certain exceptions described under "—Issuance of Additional Securities."
Issuance of units senior to the common units during the subordination period	Unit majority.
Issuance of units junior to the common units during the subordination period	No approval right.
Issuance of additional units after the subordination period	No approval right.
Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read "—Merger, Sale or Other Disposition of Assets."
Amendment of the limited partnership agreement of the operating partnership and other action taken by us as a limited partner of the operating partnership	Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read "—Action Relating to the Operating Partnership."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Reconstitution of our partnership upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2013 in a manner which would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of our General Partner."
Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of our General Partner."
Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2013. Please read "—Transfer of General Partner Interests."

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to, or sale of all or substantially all its equity interest to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2013. Please read "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval required at any time. See "—Transfer of Ownership Interests in Our General Partner and in K-Sea General Partner GP LLC."

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional common units and other partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of the unitholders. During the subordination period, however, except as set forth in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 2,082,500 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a unit majority.

        During or after the subordination period, we may issue an unlimited number of common units, without the approval of unitholders, as follows:

  •
  in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro forma basis;

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  if the proceeds of the issuance are used exclusively to repay indebtedness the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement;

  •
  the redemption of common units or other equity securities of equal rank with the common units from the net proceeds of an issuance of common units or parity units provided that the redemption price equals the net proceeds per unit, before expenses, to us;

  •
  upon conversion of the subordinated units;

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  upon conversion of units of equal rank with the common units into common units under some circumstances;

  •
  under employee benefit plans;

  •
  upon conversion of the general partner interest and incentive distribution rights into common units as a result of a withdrawal of our general partner; or

  •
  in the event of a combination or subdivision of common units.

        It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.

        Upon the issuance of additional common units or other partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

        General.    Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

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  change the term of our partnership;

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  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

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  give any person the right to dissolve our partnership other than our general partner's right to dissolve our partnership with the approval of a unit majority.

        The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

        In addition to the restrictions described above, so long as the Title XI obligations remain outstanding, no amendment to the partnership agreement will be effective without the consent of the U.S. Secretary of Transportation, except for the admission, substitution, withdrawal or removal of partners in accordance with the terms of our partnership agreement.

        No Unitholder Approval.    Subject to obtaining MARAD consent as required by the Title XI obligations, our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

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  a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us, our general partner, K-Sea General Partner GP LLC or the directors, officers, agents or trustees of K-Sea General Partner GP LLC from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  •
  any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  •
  certain mergers or conveyances as set forth in our partnership agreement;

  •
  a change in our fiscal year or taxable year and related changes; or

  •
  any other amendments substantially similar to any of the matters described in the preceding clauses.

        In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect;

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  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in our best interest and the best interest of our limited partners;

  •
  are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Opinion of Counsel and Unitholder Approval.    Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in our partnership.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Action Relating to the Operating Partnership

        Without the approval of the holders of units representing a unit majority, our general partner is prohibited from consenting on our behalf, as the limited partner of the operating partnership, to any amendment to the partnership agreement of the operating partnership or taking any action on our behalf permitted to be taken by a limited partner of the operating partnership, in each case, that would adversely affect our limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our operating partnership; provided, that our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        If the conditions specified in the partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  the sale, exchange or other disposition of all or substantially all of our assets and properties and those of our operating partnership and our subsidiaries;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement.

        Upon a dissolution under the last bullet point above, the holders of units representing a unit majority may also elect, within specific time limitations, to reconstitute our partnership and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  none of our partnership, the reconstituted limited partnership, our operating partnership nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

        Notwithstanding the above, so long as the Title XI obligations remain outstanding, neither we nor our general partner may take any action within our control that would result in a dissolution of our partnership unless the holders of a unit majority have prior thereto taken action to reconstitute our partnership and continue the business of our partnership after such dissolution.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2013 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2013 our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights" below.

        Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of units representing a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.

        Our partnership agreement also provides that if K-Sea General Partner L.P. is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

        In the event of removal of the general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity;

our general partner may not transfer all or any part of its general partner interest in our partnership to another entity prior to December 31, 2013 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability, eligibility to engage in the U.S. coastwise trade and tax matters.

        Our general partner and its affiliates may at any time, however, transfer common units and subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into such other entity or the transfer by such holder, or sale of all or substantially all of its assets to, or sale of all or substantially all of its equity interests to, that person without the prior approval of the unitholders; but, in each case, the transferee must agree to be bound by the provisions of the partnership agreement. Prior to December 31, 2013, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units (excluding common units held by our general partner or its affiliates). On or after December 31, 2013, the incentive distribution rights will be freely transferable without unitholder approval.

Transfer of Ownership Interests in Our General Partner and in K-Sea General Partner GP LLC

        At any time, the partners of our general partner and the members of K-Sea General Partner GP LLC may sell or transfer all or part of their respective partnership or membership interests in our general partner or K-Sea General Partner GP LLC, as the case may be, to an affiliate or a third party without the approval of our unitholders, so long as after such sale or transfer our general partner and K-Sea General Partner GP LLC each remain a U.S. citizen as defined in the coastwise trade laws.

Change of Management Provisions

        The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove K-Sea General Partner L.P. as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of the general partner of our general partner.

        Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest price paid by our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; or

  •
  the current market price as of the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. Our partnership agreement provides that the resolution of any conflict of interest that is fair and reasonable will not be a breach of the partnership agreement. Our general partner may, but it is not obligated to, submit the conflict of interest represented by the exercise of the limited call right to the conflicts committee for approval or seek a fairness opinion from an investment banker. If our general partner exercises its limited call right, it will make a determination at the time, based on the facts and circumstances, and upon the advice of counsel, as to the appropriate method of determining the fairness and reasonableness of the transaction. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right.

        There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

        The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors of the general partner of our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability" above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

        An assignee of a common unit, after executing and delivering a transfer application and certification, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting" above. Transferees that do not execute and deliver a transfer application and certification will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. Please read "Description of the Common Units—Transfer of Common Units".

Non-citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price, in accordance with the procedures set forth in our partnership agreement. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of the general partner of our general partner or any departing general partner;

  •
  any person who is or was a director, officer or manager of any entity described in the preceding three bullet points; or

  •
  any person designated by the general partner of our general partner.

        Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other necessary appropriate expenses allocable to us or otherwise reasonably incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine expenses that are allocable to us in any reasonable manner in its sole discretion.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax reporting purposes, our fiscal year is the calendar year. For financial reporting purposes, our fiscal year ends on June 30.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner of record;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of K-Sea General Partner L.P. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        References in this section to "we," "us" and "our" mean K-Sea Transportation Partners L.P.

        General.    Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.

        Definition of Available Cash.    Available cash means, for any quarter ending prior to liquidation:

  •
  the sum of

  •
  all cash and cash equivalents of K-Sea Transportation Partners L.P. and its subsidiaries on hand at the end of that quarter; and

  •
  all additional cash and cash equivalents of K-Sea Transportation Partners L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

  •
  less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to

  •
  provide for the proper conduct of the business of K-Sea Transportation Partners L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of K-Sea Transportation Partners L.P. and its subsidiaries) after that quarter;

  •
  comply with applicable law or any debt instrument or other agreement or obligation to which K-Sea Transportation Partners L.P. or any of its subsidiaries is a party or its assets are subject; and

  •
  provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that the general partner may not establish cash reserves for distributions to the subordinated units unless the general partner has determined that, in its judgment, the establishment of reserves will not prevent K-Sea Transportation Partners L.P. from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by K-Sea Transportation Partners L.P. or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.

        Minimum Quarterly Distribution.    Common units are entitled to receive distributions from operating surplus of $0.50 per quarter, or $2.00 on an annualized basis, before any distributions are paid on our subordinated units. There is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause a default or an event of default under our credit agreement or the Title XI bonds.

Operating Surplus and Capital Surplus

        General.    All cash distributed to unitholders will be characterized either as "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

        Definition of Operating Surplus.    We define operating surplus in the glossary, and for any period it generally means:

  •
  our cash balance of $1.1 million at the closing of our initial public offering; plus

  •
  $5.0 million (as described below); plus

  •
  all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings and excluding sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

  •
  all of our operating expenditures since the closing of our initial public offering, including estimated maintenance capital expenditures and the repayment of working capital borrowings, but not the repayment of other borrowings; less

  •
  the amount of cash reserves that our general partner deems necessary or advisable to provide funds for future operating expenditures and estimated maintenance capital expenditures.

        As reflected above, our definition of operating surplus includes $5.0 million in addition to our cash balance of $1.1 million at the closing of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $5.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. While we do not anticipate that we will make any distributions from capital surplus in the near term, we may determine that the sale or disposition of an asset or business owned or acquired by us may be beneficial to our unitholders. If we distribute to you the proceeds from the sale of one of our businesses, such a distribution would be characterized as a distribution from capital surplus. Any distributions of capital surplus would trigger certain adjustment provisions in our partnership agreement as described below. Please read "—Distributions from Capital Surplus" below and "—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels" below.

        Operating surplus is reduced by the amount of our maintenance capital expenditures, but not our expansion capital expenditures. For our purposes, maintenance capital expenditures are those capital expenditures required to maintain, over the long term, the operating capacity of our capital assets, and expansion capital expenditures are those capital expenditures that increase, over the long term, the operating capacity of our capital assets. Examples of maintenance capital expenditures include capital expenditures associated with drydocking a vessel, retrofitting an existing vessel or acquiring a new vessel to the extent such expenditures maintain the operating capacity of our fleet. If, however, capital expenditures associated with retrofitting an existing vessel or acquiring a new vessel increase the operating capacity of our fleet over the long term, whether through increasing our aggregate barrel-carrying capacity, improving the operational performance of a vessel or otherwise, those capital expenditures would be classified as expansion capital expenditures. Because maintenance capital expenditures can be very large and irregular, the amount of actual maintenance capital expenditures may differ substantially from period to period, which would cause similar fluctuations in the amount of operating surplus, adjusted operating surplus and available cash for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus.

        To eliminate the effect on operating surplus of fluctuations in actual maintenance capital expenditures, our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long-term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The determination of the estimate will be made by the board of directors of the general partner of our general partner in any manner it determines is reasonable in its sole discretion. The conflicts committee of the board of directors of the general partner of our general partner must concur with this determination. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures over the long-term, such as a major acquisition or new governmental regulations. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

        The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

  •
  it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus insufficient to pay the minimum quarterly distribution on all the units;

  •
  it will reduce the need for us to borrow under our working capital facility to pay distributions;

  •
  prior to the time we begin incurring material capital expenditures related to retrofitting or replacing single-hull tank vessels that must be phased out by January 1, 2015 under OPA 90, it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to our general partner; and

  •
  it will reduce the likelihood that a large capital expenditure in a period will prevent the general partner's affiliates from being able to convert some or all of their subordinated units into common units.

        Definition of Capital Surplus.    We also define capital surplus in the glossary, and it generally will be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

        Characterization of Cash Distributions.    We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus.

Subordination Period

        General.    During the subordination period, which we define below and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.50 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

        Definition of Subordination Period.    We define the subordination period in the glossary. The subordination period will extend until the first day of any quarter beginning after December 31, 2008 that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as described below) generated during each of the three consecutive, non-overlapping four quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Early Conversion of Subordinated Units.    Before the end of the subordination period, 50% of the subordinated units, or up to 2,082,500 subordinated units, may convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after:

  •
  December 31, 2006 with respect to 25% of the subordinated units; and

  •
  December 31, 2007 with respect to 25% of the subordinated units.

        The early conversions will occur if at the end of the applicable quarter each of the following three tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and the subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the three consecutive non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        However, the second early conversion of the subordinated units may not occur until at least one year following the first early conversion of the subordinated units.

        Definition of Adjusted Operating Surplus.    We define adjusted operating surplus in the glossary, and for any period it generally means:

  •
  operating surplus generated with respect to that period; less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

        Effect of Expiration of the Subordination Period.    Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash from Operating Surplus During the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.55 per unit for that quarter (the "first target distribution");

  •
  second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.625 per unit for that quarter (the "second target distribution");

  •
  third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.75 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Percentage Allocations of Available Cash From Operating Surplus

        The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.50	98%	2%
First Target Distribution	up to $0.55	98%	2%
Second Target Distribution	above $0.55 up to $0.625	85%	15%
Third Target Distribution	above $0.625 up to $0.75	75%	25%
Thereafter	above $0.75	50%	50%

Distributions From Capital Surplus

        How Distributions from Capital Surplus Will Be Made.    We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.    The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to our general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the number of common units issuable during the subordination period without a unitholder vote; and

  •
  the number of common units into which a subordinated unit is convertible.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, the number of common units issuable during the subordination period without a unitholder vote would double and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner's estimate of our aggregate liability for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

        General.    If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

        Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

  (1)
  the unrecovered initial unit price;

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

  (3)
  any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

  (1)
  the unrecovered initial unit price; and

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner for each quarter of our existence;

  •
  fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

  •
  sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        Manner of Adjustments for Losses.    Upon our liquidation, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        Adjustments to Capital Accounts.    We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL TAX CONSEQUENCES

        This section discusses the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States. It is based upon current provisions of the Internal Revenue Code, existing regulations, proposed regulations to the extent noted, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to K-Sea Transportation Partners L.P. and K-Sea Operating Partnership L.P.

        No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P., counsel to the general partner and to us, and are, to the extent noted herein, based on the accuracy of certain factual matters.

        The IRS has not provided any ruling regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

  •
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales" below);

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations between Transferors and Transferees" below); and

  •
  whether our method for depreciating Section 743 adjustments is sustainable (please read "—Tax Consequences of Unit Ownership—Section 754 Election" below).

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        The IRS has not made any determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Internal Revenue Code and its regulations, the operating partnership will be disregarded as an entity separate from us for federal income tax purposes so long as the operating partnership and its general partner (which is a limited liability company) do not elect to be treated as a corporation and we will be treated as a partnership so long as:

  •
  we do not elect to be treated as a corporation; and

  •
  for each taxable year, more than 90% of our gross income is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        Qualifying income includes certain income and gains derived from the transportation and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that approximately 95% of our current income is within one or more categories of income that are qualifying income in the opinion of Baker Botts L.L.P. The portion of our income that is qualifying income can change from time to time.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." In order to meet the Qualifying Income Exception, we may have to forego earning certain income or transfer assets to a corporation that will recognize that income. Such income will then be subject to a corporate level tax but will not affect whether we meet the Qualifying Income Exception. Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below assumes that we will be treated as a partnership for federal income tax purposes. Please read the above discussion of the opinion of Baker Botts L.L.P. that we will be treated as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of K-Sea Transportation Partners L.P. will be treated as partners of K-Sea Transportation Partners L.P. for federal income tax purposes. Also,

  •
  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

  •
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of K-Sea Transportation Partners L.P. for federal income tax purposes. Assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, may not be treated as partners for federal income tax purposes. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those common units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales" below.

        No portion of our income, gain, deductions or losses is reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the consequences of holding common units for federal income tax purposes.

        The following assumes that a unitholder is treated as one of our partners.

Tax Consequences of Unit Ownership

        Flow-through of Taxable Income.    Each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, which are known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses" below.

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Ratio of Taxable Income to Distributions. A description of the ratio of taxable income to distributions will be set forth in the prospectus supplement relating to any offering of common units.

        Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss" below.

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain and that was previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

        Certain items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of an offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," the allocations in our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction at least until the time at which we issue additional units.

        Treatment of Short Sales. A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be a partner for those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those common units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Baker Botts L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss" below.

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. Prospective unitholders should consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

        Tax Rates.    The highest effective U.S. federal income tax rate for individuals for 2005 is 35% and the maximum U.S. federal income tax rate for net capital gains of an individual for 2005 is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

        Section 754 Election.    We made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets under Section 743(b) of the Internal Revenue Code to reflect his purchase price when he buys common units from a holder thereof. This election does not apply to a person who purchases common units directly from us.

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer because the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than those common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

        In order to preserve our ability to determine the tax attributes of a common unit (which includes the effect of the Section 743(b) adjustments) from its date of purchase and the amount that is paid therefor, our general partner may (as it is permitted to do under our partnership agreement) take positions in filing our tax returns that reduce for some unitholders the depreciation or amortization deductions to which they would otherwise be entitled. For example, we may not be able after a sale of common units by our general partner or its affiliates to depreciate Section 743(b) adjustments in respect of certain property as we depreciate those adjustments in respect of recovery property. In addition, in order to preserve our ability to determine the tax attributes of a common unit from its date of purchase and the amount that is paid therefor, we may report a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Other fact patterns could have the same effect. Counsel is unable to opine as to validity of any matter that is discussed above in this paragraph because there is no clear applicable authority. A unitholder's basis in a common unit is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in his or her common units and may cause the unitholder to understate gain or overstate loss on any sale of such common units.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees" below.

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the general partner, its affiliates and our other unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" above.

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" above and "—Disposition of Common Units—Recognition of Gain or Loss" below.

        The costs that we incur in selling our common units (called "syndication expenses") must be capitalized and cannot be deducted by us currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. Any underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture, other potential recapture items, or other "unrealized receivables" or to "inventory items" we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        The Internal Revenue Code treats a taxpayer as having sold a partnership interest, such as our units, in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enters into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements. A purchaser of common units other than an individual who purchases through a broker is required to notify us in writing of that purchase within 30 days after the purchase.

We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies or mutual funds raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats income from the ownership of publicly traded partnerships as derived from such a permitted source, effective for taxable years of a regulated investment company beginning after the date of enactment, October 22, 2004. For taxable years of a regulated investment company beginning on or before the date of enactment, very little of our income will be treated as derived from such a permitted source. For any subsequent year, we anticipate that all of our income will be treated as derived from such a permitted source.

        Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest effective tax rate applicable to individuals from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a U.S. trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names K-Sea General Partner L.P. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  (1)
  a person that is not a U.S. person;

  (2)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

    (3)
    a tax-exempt entity;

  •
  the amount and description of common units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Accuracy-related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds:

  •
  for individuals, the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000; or

  •
  for most corporations, the lesser of 10% of the tax required to be shown on the return (or $10,000, if greater) and $10 million.

        For persons other than "tax shelters" (as defined under the penalty rules), the amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        We believe that we are not a "tax shelter" under these rules. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. This could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above. Moreover, depending on the circumstances, you could be subject to one or more of the following provisions of the American Jobs Creation Act of 2004: accuracy-related penalties in a greater amount, or subject to more limited exceptions, than described above under "—Accuracy-related Penalties"; an extended statute of limitations and, for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability. We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We own property and conduct business in New York, New Jersey and Virginia. We may also own property or conduct business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we conduct business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections" above. Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of the debt securities.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

        An equity investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan is a fiduciary under applicable law and should determine whether an investment in us is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the employee benefit plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are held by 100 or more investors independent of the issuer and of each other, freely transferable and registered under certain provisions of the federal securities laws;

  •
  the entity is an operating company; i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment in the entity by benefit plan investors, which means that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and any other persons who have discretionary authority or control with respect to our assets or who provide investment advice for a fee with respect to such assets, is held by employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Following an equity investment in us by an employee benefit plan, our assets should not be considered "plan assets" under these regulations because it is expected that the common units will constitute publicly offered securities, within the meaning of the first bullet point above.

        Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby directly to purchasers, through agents, through underwriters or through dealers.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

        Because the NASD views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange. The aggregate maximum compensation that underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 8% of the gross proceeds from the sale.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

        In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

        The validity of the securities offered in this prospectus will be passed upon for us by Baker Botts L.L.P. Baker Botts L.L.P. will also render an opinion on the material federal income tax considerations regarding the common units. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC's public reference room. Our SEC filings are available on the SEC's web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.k-sea.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all the securities are sold or after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement:

  •
  our annual report on Form 10-K for the fiscal year ended June 30, 2004 (File No. 001-31920);

  •
  our quarterly reports on Form 10-Q for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005 (File No. 001-31920);

  •
  our current report on Form 8-K filed October 7, 2004 (File No. 001-31920);

  •
  our current report on Form 8-K (other than the information furnished under Item 7.01) filed March 30, 2005 (File No. 001-31920); and

  •
  the description of our common units in our registration statement on Form 8-A (File No. 001-31920) filed pursuant to the Securities Exchange Act of 1934 on December 4, 2003.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our web site at http:/ /www.k-sea.com, or by writing or calling us at the following address:

K-Sea Transportation Partners L.P.
3245 Richmond Terrace
Staten Island, New York 10303
Attention: John J. Nicola
Telephone: (718) 720-9306

APPENDIX A

Glossary of Terms

Adjusted operating surplus:	For any period, operating surplus generated during that period is adjusted to:
	(a)	decrease operating surplus by:
		(1)	any net increase in working capital borrowings with respect to that period; and
		(2)	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made during that period; and
	(b)	increase operating surplus by:
		(1)	any net decrease in working capital borrowings with respect to that period; and
		(2)	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.
Adjusted operating surplus does not include that portion of operating surplus included in clause (a)(1) or the definition of operating surplus.
Available cash:	For any quarter ending prior to liquidation:
	(a)	the sum of
		(1)	all cash and cash equivalents of K-Sea Transportation Partners L.P. and its subsidiaries on hand at the end of that quarter; and
(2)
all additional cash and cash equivalents of K-Sea Transportation Partners L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;
	(b)	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to

(1)
provide for the proper conduct of the business of K-Sea Transportation Partners L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs K-Sea Transportation Partners L.P. and its subsidiaries) after that quarter;
(2) comply with applicable law or any debt instrument or other agreement or obligation to which K-Sea Transportation Partners L.P. or any of its subsidiaries is a party or its assets are subject; and
(3) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that the general partner may not establish cash reserves for distributions to the subordinated units unless the general partner has determined that, in its judgment, the establishment of reserves will not prevent K-Sea Transportation Partners L.P. from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by K-Sea Transportation Partners L.P. or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.
Average daily rate:
The net voyage revenue earned by a tank vessel or group of tank vessels during a defined period, divided by the total number of days actually worked by that tank vessel or group of tank vessels during that period.
Barrel:	One barrel of petroleum equals 42 U.S. gallons.
Barrel-carrying capacity:	The number of barrels of refined product that it takes to fill a vessel.
Black oil products:
Black oil products include residual fuel oil, which can be burned by utilities to generate electricity, bunker oil, which is used by marine vessels as fuel, asphalt, which is used in commercial, residential and highway construction, and petrochemical feedstocks, such as naphthas, which are used in making chemicals.

Capital account:
The capital account maintained for a partner under the partnership agreement. The capital account of a partner for a common unit, a subordinated unit, or any other partnership interest will be the amount which that capital account would be if that common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in K-Sea Transportation Partners L.P. held by a partner.
Capital surplus:
All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.
Cargo:	The type of commodity transported by a vessel.
Charter:	A contract for the usage of a vessel.
Charterer:	An entity that contracts with an owner for the usage of the owner's vessels.
Clean oil products:	Clean oil products include motor gasoline, distillate fuel oil (such as diesel fuel, heating oils and industrial oils), jet fuel, and kerosene.
Closing price:
The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange (other than the Nasdaq Stock Market) on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange (other than the Nasdaq Stock Market), the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by the general partner.

Coastwise trade:
With respect to K-Sea Transportation Partners L.P., trade generally comprising voyages of between 200 and 1,000 miles by K-Sea Transportation Partners L.P.'s vessels with greater than 40,000 barrels of barrel-carrying capacity. These voyages originate from the middle Atlantic states to points as far north as Canada and as far south as Cape Hatteras and from points within the Gulf Coast region to other points within that region or to the Northeast.
Common unit arrearage:
The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.
Consecutive voyage charter:
A variation of a voyage charter. Under this arrangement, the vessel owner and the charterer agree that consecutive voyages will be performed for a specified period of time. Under a consecutive voyage charter, the charterer pays for idle time.
Contract of affreightment:	A contract to provide transportation services for products over a specified trade route.
Current market price:
For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.
Estimated maintenance capital expenditures:
An estimate made in good faith by the board of directors of our general partner (with the concurrence of the conflicts committee of the board of directors of our general partner) of the average quarterly maintenance capital expenditures that K-Sea Transportation Partners L.P. will incur over the long-term. The board of directors of our general partner may make the estimate in any manner it determines is reasonable in its sole discretion. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of maintenance capital expenditures on a long-term basis. K-Sea Transportation Partners L.P. will disclose to its partners the amount of estimated maintenance capital expenditures.
Expansion capital expenditures:	Cash capital expenditures for acquisitions or capital improvements. Expansion capital expenditures do not include maintenance capital expenditures.
Hulls:
The body or framework of a vessel. Vessels can have more than one hull, which means they have additional compartments between the cargo and the outside of the vessel. Typical vessels are single- or double-hulled.
Incentive distribution right:
A non-voting limited partner partnership interest issued to the general partner. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

Incentive distributions:	The distributions of available cash from operating surplus initially made to the general partner that are in excess of the general partner's aggregate 2% general partner interest.
Interim capital transactions:	The following transactions if they occur prior to liquidation:
(a)
borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by K-Sea Transportation Partners L.P. or any of its subsidiaries;
(b) sales of equity interests by K-Sea Transportation Partners L.P. or any of its subsidiaries;
(c)
sales or other voluntary or involuntary dispositions of any assets of K-Sea Transportation Partners L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).
Jones Act:
The U.S. federal statutes that govern the registration, ownership and operation of vessels documented to engage in the coastwise trade of the United States found primarily at 46 U.S.C. §12106, 46 App. U.S.C. §§802, 803 and 883 and all regulations relating thereto.
Maintenance capital expenditures:
Cash capital expenditures (including expenditures for the addition or improvement to our capital assets or for the acquisition of existing, or the construction of new, capital assets) if such expenditure is made to maintain over the long-term the operating capacity of K-Sea Transportation Partners L.P.'s capital assets, as such assets existed at the time of such expenditure. Maintenance capital expenditures do not include expansion capital expenditures.
MARAD:	United States of America, Secretary of Transportation, Maritime Administration.
OPA 90:	The Oil Pollution Act of 1990, as amended.
Operating expenditures:
All expenditures of K-Sea Transportation Partners L.P. and its subsidiaries, including, but not limited to, taxes, reimbursements of the general partner, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:
(a) Payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.

	(b)	Operating expenditures will not include expansion capital expenditures or actual maintenance capital expenditures but will include estimated maintenance capital expenditures.
	(c)	Operating expenditures will not include:
		(1)	payment of transaction expenses relating to interim capital transactions; or
		(2)	distributions to partners.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, the general partner's good faith allocation between the amounts paid for each will be conclusive.
Operating surplus:	For any period prior to liquidation, on a cumulative basis and without duplication:
	(a)	the sum of
		(1)	$5.0 million plus all the cash of K-Sea Transportation Partners L.P. and its subsidiaries on hand as of the closing date of its initial public offering;
(2)
all cash receipts of K-Sea Transportation Partners L.P. and its subsidiaries for the period beginning on the closing date of its initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and
(3)
all cash receipts of K-Sea Transportation Partners L.P. and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less
	(b)	the sum of:
		(1)	operating expenditures for the period beginning on the closing date of the initial public offering and ending with the last day of that period; and

(2)
the amount of cash reserves that is necessary or advisable in the reasonable discretion of the general partner to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of K-Sea Transportation Partners L.P. and its subsidiaries or disbursements on behalf of a member of K-Sea Transportation Partners L.P., and its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if the general partner so determines.
Subordination period:	The subordination period will generally extend from the closing of the initial public offering until the first to occur of:
	(a)	the first day of any quarter on or after December 31, 2008 for which:
(1)
distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units for each of the three consecutive non-overlapping four-quarter periods immediately preceding that date;
(2)
the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the common units and subordinated units that were outstanding during those periods on a fully-diluted basis, and the related distribution on the general partner interests in K-Sea Transportation Partners L.P.; and
		(3)	there are no outstanding cumulative common units arrearages.

(b)
the date on which the general partner is removed as general partner of K-Sea Transportation Partners L.P. upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of the removal.
Time charter:	A contract to charter a vessel for a fixed period of time at a set daily rate.
Units:	Refers to both common units and subordinated units, but not the general partner interest.
U.S.-flag vessel:	A vessel documented under the laws of the United States.
Voyage charter:	A contract to carry a specific cargo from a load port to a discharge port for a fixed dollar amount.
Working capital borrowings:
Borrowings exclusively for working capital purposes made pursuant to a credit agreement or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

950,000 Common Units
Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

KEYBANC CAPITAL MARKETS

October 11, 2005

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SUMMARY
Our Company
Business Strategies
Competitive Strengths
Industry
Our Executive Offices
Proposed Acquisition of Sea Coast Towing, Inc.
Tank Vessel Fleet
Tugboat Fleet
Partnership Structure and Management
Organizational Structure of K-Sea Transportation Partners L.P.
The Offering
Summary Historical Financial and Operating Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS
TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE

ABOUT THIS PROSPECTUS
WHO WE ARE
THE SUBSIDIARY GUARANTORS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF THE COMMON UNITS
OUR PARTNERSHIP AGREEMENT
CASH DISTRIBUTION POLICY
MATERIAL TAX CONSEQUENCES
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Glossary of Terms